Exhibit 10.1

Execution Version

FINANCING AGREEMENT

dated as of April 14, 2014

among

GLOBAL GEOPHYSICAL SERVICES, INC.,
as a debtor and debtor-in-possession,
as Borrower,

CERTAIN SUBSIDIARIES OF GLOBAL GEOPHYSICAL SERVICES, INC.,
as debtors and debtors-in-possession,
as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent

APPENDICES:	A	Commitments
	B	Notice Addresses

SCHEDULES:	1.1	Certain Material Real Estate Assets
	4.1	Initial Budget and Thirteen Week Informational Budget
	5.1	Jurisdictions of Organization and Qualification
	5.2	Capital Stock and Ownership
	5.12	Real Estate Assets
	5.15	Material Contracts
	5.23	Intellectual Property
	5.26	Insurance
	5.29	Bank Accounts and Securities Accounts
	5.34	Net Book Value of Certain Assets
	7.1	Certain Indebtedness
	7.2	Certain Liens
	7.4	Certain Negative Pledges
	7.6	Certain Restrictions on Subsidiary Distributions
	7.7	Certain Investments

EXHIBITS:	A	Funding Notice
	A-2	Conversion/Continuation Notice
	B	Interim Facility Bankruptcy Court Order
	C	Compliance Certificate
	D	Assignment Agreement
	E	Certificate Regarding Non-bank Status
	F	Closing Certificate
	G	Counterpart Agreement

FINANCING AGREEMENT

This FINANCING AGREEMENT, dated as of April 14, 2014, is entered into by and among GLOBAL GEOPHYSICAL SERVICES, INC., a Delaware corporation, as a debtor and debtor-in-possession, as borrower (the "Company") and certain Subsidiaries of the Company, each as a debtor and debtor-in-possession, as Guarantors, the Lenders from time to time party hereto, WILMINGTON TRUST, NATIONAL ASSOCIATION (“Wilmington”), as administrative agent for the Lenders (in such capacity, "Administrative Agent") and as collateral agent for the Lenders (in such capacity, "Collateral Agent").

W I T N E S S E T H:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1;

WHEREAS, the Company and the Guarantors have commenced cases (the "Chapter 11 Cases") under Chapter 11 of Title 11 of the Bankruptcy Code in the Corpus Christi Division of the United States Bankruptcy Court for the Southern District of Texas (the "Bankruptcy Court"), and the Company and the Guarantors have retained possession of their assets and are authorized under the Bankruptcy Code to continue the operation of their businesses as debtors-in-possession; and

WHEREAS, the Company and the Guarantors have asked the Lenders to make post-petition term loans to the Company in the aggregate principal amount of up to $151,800,000; provided that, until the Final Bankruptcy Court Order (as hereinafter defined) shall have been entered by the Bankruptcy Court, no advances or loans under this Agreement shall be made other than a term loan on the Interim Facility Effective Date in an aggregate principal amount not to exceed $25,000,000.  The Lenders have severally, and not jointly, agreed to extend such credit to the Company subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1.            Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acceptable DIP Financing Order” has the meaning specified in Section 11.22.

"Account Debtor" means each debtor, customer or obligor in any way obligated on or in connection with any Account.

"Accounts" means all "accounts" (as defined in the UCC) of the Loan Parties (or, if referring to another Person, of such Person), including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Adequate Protection Obligations” has the meaning specified in the Bankruptcy Court Orders.

"Adjusted LIBOR Rate" means for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Rate Loan, the greater of (a) the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1%) (i)(A) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being Reuters Screen LIBOR01 Page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (B) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (A) one, minus (B) the Applicable Reserve Requirement, and (b) 1.50% per annum.

"Administrative Agent" has the meaning specified in the preamble hereto.

"Administrative Agent's Account" means an account at a bank designated by Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to Administrative Agent to the extent required to be made under this Agreement and the other Loan Documents.

"Adverse Proceeding" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Company or any of its Subsidiaries) at law or in equity, before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) or other regulatory body or any mediator or arbitrator, whether pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries other than the Chapter 11 Cases.

"Affected Lender" has the meaning specified in Section 2.17(b).

"Affected Loans" has the meaning specified in Section 2.17(b).

"Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling (including any member of the senior management group of such Person), controlled by, or under common control with, that Person.  For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person, or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.  Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an "Affiliate" of any Loan Party.

"Agent" means each of Administrative Agent and Collateral Agent.

"Aggregate Amounts Due" has the meaning specified in Section 2.16.

"Aggregate Payments" has the meaning specified in Section 8.2.

"Agreement" means this Financing Agreement and any annexes, exhibits and schedules attached hereto as it may be amended, supplemented or otherwise modified from time to time.

"Anti-Terrorism Laws" means any Requirement of Law relating to terrorism or money laundering, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (the "Bank Secrecy Act"), (c) the USA Patriot Act, (d) the laws, regulations and Executive Orders administered by the United States Department of the Treasury's Office of Foreign Assets Control ("OFAC"), (e) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (f) any law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), or (g) any similar laws enacted in the United States or any other jurisdictions in which the parties to this Agreement operate, as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

"Applicable Margin" means (a) with respect to any Term A Loan, 8.50% in the case of any LIBOR Rate Loans and 7.50% in the case of any Base Rate Loans and (b) with respect to Term B Loans, 10.50% in the case of any LIBOR Rate Loans and 9.50% in the case of any Base Rate Loans.

"Applicable Reserve Requirement" means, at any time, for any LIBOR Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against "Eurocurrency liabilities" (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate or any other interest rate of a Loan is to be determined, or (b) any category of extensions of credit or other assets which include LIBOR Rate Loans.  A LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on LIBOR Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

"Application Event" the (a) occurrence of an Event of Default and (b) the election by the Required Lenders during the continuance of such Event of Default to require that payments and proceeds of Collateral be applied pursuant to Section 2.15(h).

"Asset Sale" means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license or other disposition to (other than to or with a Loan Party), or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Loan Party's businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any Loan Party other than (i) inventory sold, licensed or leased in the ordinary course of business, and (ii) disposition of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business.  For purposes of clarification, "Asset Sale" shall include (a) the sale or other disposition for value of any contracts, (b) the early termination or modification of any contract resulting in the receipt by any Loan Party of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification), and (c) any sale of merchant accounts (or any rights thereto (including, without limitation, any rights to any residual payment stream with respect thereto)) by any Loan Party.

"Assignment Agreement" means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent.

"Authorized Officer" means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person's chief operating officer, chief financial officer, general counsel or treasurer.

"Avoided Payments" has the meaning specified therefor in Section 2.13(f).

"Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as now and hereafter in effect, or any successor statute.

"Bankruptcy Court" has the meaning specified therefor in the recitals hereto.

"Bankruptcy Court Orders" means the Interim Bankruptcy Court Order and the Final Bankruptcy Court Order.

"Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, and (c) the Adjusted LIBOR Rate (which rate shall be calculated based upon an Interest Period of three months and to be determined on a daily basis) plus 1%, and (d) 2.5% per annum.  Any change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

"Base Rate Loan" means a Loan bearing interest at a rate determined by reference to the Base Rate.

"Beneficiary" means each Agent and Lender.

"Blocked Person" means any Person:

(a)           that is publicly identified (i) on the most current list of "Specially Designated Nationals and Blocked Persons" published by OFAC or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo program or (ii) as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Anti-Terrorism Law;

(a)           that is owned or controlled by, or that owns or controls, or that is acting for or on behalf of, any Person described in clause (a) above;

(b)           which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; and

(c)           that is an Affiliate of a Person described in clauses (a), (b) or (c) above.

"Board of Directors" means, (a) with respect to any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

"Budget" means (a) the 13-week cash requirement forecast setting forth projected cash receipts and disbursements of the Loan Parties and Loans of the Company for the periods covered thereby, delivered by the Company to the Agents, the Lenders and the Lenders’ advisors (a) on or before the Interim Facility Effective Date pursuant to Section 4.1 hereof and (b) thereafter pursuant to Section 6.1(i), in each case, in form, substance and detail reasonably satisfactory to the Required Lenders. (For the avoidance of doubt, once delivered and approved by the Required Lenders, the Budget may not be amended, supplemented or modified without the prior written consent of the Required Lenders.)

"Budget Period" means (a) during the first two weeks following the Interim Facility Effective Date, the first two weeks following the Interim Facility Effective Date measured on a cumulative basis, (b) during the first three weeks following the Interim Facility Effective Date, the first three weeks following the Interim Facility Effective Date measured on a cumulative basis, and (c) thereafter, each 4-week period set forth in the Budget.

"Business Day" means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (b) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any LIBOR Rate Loans, the term "Business Day" shall mean any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

"Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (a) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (b) as lessee which is a transaction of a type commonly known as a "synthetic lease" (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

"Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Carve-Out” has the meaning specified in the Bankruptcy Court Orders.

"Carve-Out Expenses" means any payments made in respect of the Carve-Out.

"Cash" means money, currency or a credit balance in any demand or Deposit Account.

"Cash Equivalents" means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody's; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody's; (d) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody's.

"Certificate Regarding Non-Bank Status" means a certificate substantially in the form of Exhibit E.

"Change of Control" means, at any time, any of the following occurrences:

(a)           any Person or "group" (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act) other than the Permitted Holders (i) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of the Company or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors (or similar governing body) of the Company;

(b)           the Company shall cease to beneficially own and control, directly or indirectly, 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of each Loan Party (other than the Company), provided that, in the case of Loan Parties existing on the Interim Facility Effective Date that are not wholly-owned on the Interim Facility Effective Date, the Company shall be required to own only the same percentage of the economic and voting interest in the Capital Stock of such Loan Party as it owned on the Interim Facility Effective Date (together with any such interests that it acquires after the Interim Facility Effective Date); or

(c)           the majority of the seats (other than vacant seats) on the Board of Directors (or similar governing body) of the Company cease to be occupied by Persons who either (i) were members of the Board of Directors of the Company on the Interim Facility Effective Date, or (ii) were nominated for election by the Board of Directors of the Company, a majority of whom were directors on the Interim Facility Effective Date or whose election or nomination for election was previously approved by a majority of such directors.

"Chapter 11 Cases" has the meaning specified therefor in the recitals hereto.

"Closing Certificate" means Closing Certificate substantially in the form of Exhibit F.

"Collateral" has the meaning specified therefor in Section 3.1(a).

"Collateral Agent" has the meaning specified in the preamble hereto.

"Collateral Documents" means the Pledge and Security Agreement, the Mortgages, any Control Agreement, and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations, in each case, as such Collateral Documents may be amended or otherwise modified from time to time.

"Commitment" means, with respect to any Lender, such Lender’s Term A Loan Commitment and/or Term B Loan Commitment and “Commitments” means such commitments of all Lenders in the aggregate.

 “Commitment Letter” means the Commitment Letter, dated as of March 25, 2014, among the Company and the Lenders party thereto, including the accompanying term sheet, supplemental borrowing request, and all schedules and annexes attached thereto.

"Commitment Period" means the time period commencing on the Interim Facility Effective Date through and including the Final Maturity Date.

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Company" has the meaning specified in the preamble hereto.

“Company Materials” has the meaning specified in Section 6.1.

"Compliance Certificate" means a Compliance Certificate substantially in the form of Exhibit C.

"Consolidated Capital Expenditures" means, for any period, the aggregate of all expenditures of the Company and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in "purchase of property and equipment or which should otherwise be capitalized" or similar items reflected in the consolidated statement of cash flows of the Company and its Subsidiaries (including, without limitation, all expenditures of the Company and its Subsidiaries during such period to purchase or acquire multi-client seismic data from a third party).

"Contractual Obligation" means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or by contract and the terms "Controlling" and "Controlled" shall have meanings correlative thereto.

"Control Agreement" means a control agreement, in form and substance reasonably satisfactory to the Required Lenders, executed and delivered by the Company or one of its Subsidiaries, Collateral Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

"Controlled Investment Affiliate" means, as to any Person, any other Person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person and is organized by such Person (or any Person Controlling such Person) primarily for making equity or debt investments in the Company or other portfolio companies.

"Conversion/Continuation Date" means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

"Conversion/Continuation Notice" means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

"Counterpart Agreement" means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Loan Party pursuant to Section 6.10.

"Credit Date" means the date of a Credit Extension.

"Credit Extension" means the making of a Loan.

"Currency Agreement" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic or other similar agreement or arrangement.

"Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

"Default Excess" means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender's Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

"Default Period" means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default, or violation of Section 10.5(c), and ending on the earliest of the following dates:  (a) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (b) the date on which (i) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.12 or Section 2.13 or by a combination thereof), and (ii) such Defaulting Lender shall have delivered to the Company and Agents a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, (c) the date on which the Company and Required Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (d) the date on which Required Lenders shall have waived all violations of Section 10.5(c) by such Defaulting Lender in writing.

"Defaulted Loan" has the meaning specified in Section 2.21.

"Defaulting Lender" has the meaning specified in Section 2.21.

"Default Rate" means any interest payable pursuant to Section 2.9.

"Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

"Dollars" and the sign "$" mean the lawful money of the United States of America.

"Domestic Subsidiary" means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

"Eligible Assignee" means (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an "accredited investor" (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses, and (c) any other Person (other than a natural Person) approved by the Required Lenders; provided (i) neither (A) the Company nor any Affiliate of the Company nor (B) the Permitted Holders nor any Affiliate of the Permitted Holders shall, in any event, be an Eligible Assignee, and (ii) no Person owning or controlling any trade debt or any Capital Stock of any Loan Party (in each case, unless approved by Required Lenders) shall, in any event, be an Eligible Assignee.

"Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Company, any of its Subsidiaries or any of their respective ERISA Affiliates or for which such entities could have liability, whether contingent or otherwise.

"Environmental Claim" means any complaint, summons, citation, investigation, notice, directive, notice of violation, order, claim, demand, action, litigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority or any other Person, involving (a) any actual or alleged violation of any Environmental Law; (b) any Hazardous Material or any actual or alleged Hazardous Materials Activity; (c) injury to the environment, natural resources, any Person (including wrongful death) or property (real or personal) caused by Hazardous Materials or associated with alleged violations of Environmental Laws; or (d) actual or alleged Releases or threatened Releases of Hazardous Materials either (i) on, at, under or migrating from any assets, properties or businesses currently or formerly owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest, (ii) from adjoining properties or businesses, or (iii) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

"Environmental Laws" means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, decrees, permits, licenses or binding determinations of any Governmental Authorizations, or any other requirements of Governmental Authorities relating to (a) the manufacture, generation, use, storage, transportation, treatment, disposal or Release of Hazardous Materials; or (b) occupational safety and health, industrial hygiene, land use or the protection of the environment, human, plant or animal health or welfare.

"Environmental Liabilities and Costs" means all liabilities, monetary obligations, losses (including monies paid in settlement), damages, punitive damages, natural resources damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred in connection with any Remedial Action, any Environmental Claim, or any other claim or demand by any Governmental Authority or any Person that relates to any actual or alleged violation of Environmental Laws, actual or alleged exposure or threatened exposure to Hazardous Materials, or any actual or alleged Release or threatened Release of Hazardous Materials.

"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

"ERISA Affiliate" means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.  Any former ERISA Affiliate of the Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Company or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Company or such Subsidiary and with respect to liabilities arising after such period for which the Company or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

"ERISA Event" means (a) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Company, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on the Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on the Company, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (k) the imposition of a Lien pursuant to Section 401(a)(29), 412(n) or 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; (l) a Pension Plan is in “at risk” status within the meaning of Internal Revenue Code Section 430(i); or (m) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Internal Revenue Code.

"Event of Default" means each of the conditions or events set forth in Section 9.1.

"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

"Excluded Swap Obligation" means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

"Existing Administrative Agent" means TPG Specialty Lending, Inc., in its capacity as administrative agent to the Existing Agents and the Existing Lenders.

"Existing Agents" means the Existing Collateral Agent and the Existing Administrative Agent.

"Existing Collateral Agent" means TPG Specialty Lending, Inc., in its capacity as collateral agent to the Existing Agents and the Existing Lenders.

"Existing Financing Agreement" means the Financing Agreement, dated as of September 30, 2013, as amended prior to the Filing Date, among the Company, as borrower, each Subsidiary of the Company listed as a "Guarantor" on the signature pages thereto, the Existing Lenders and the Existing Agents.

"Existing Lenders" means the lenders party to the Existing Financing Agreement.

"Extraordinary Receipts" means any cash received by the Company or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.13(a) or (b) hereof), including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (d) indemnity payments and (e) any purchase price adjustment received in connection with any purchase agreement.

"Fair Share" has the meaning specified in Section 8.2.

"FASB ASC" means the Accounting Standards Codification of the Financial Accounting Standards Board.

"FATCA" means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.

"Federal Funds Effective Rate" means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

"Fee Letter" means the letter agreement dated as of March 27, 2014, between the Company and Administrative Agent.

"Filing Date" means March 25, 2014.

"Final Bankruptcy Court Order" means the final order of the Bankruptcy Court with respect to the Company and the Guarantors, in the form of an Acceptable DIP Financing Order, as the same may be amended, modified or supplemented from time to time after the Final Facility Effective Date with the express written joinder or consent of the Required Lenders (and, to the extent affecting the Existing Lenders or the payment of the obligations under the Existing Financing Agreement, the Existing Lenders).

"Final Bankruptcy Court Order Entry Date" means the date on which the Final Bankruptcy Court Order shall have been entered on the docket of the Bankruptcy Court.

"Final Facility Effective Date" has the meaning specified therefor in Section 4.2.

"Final Maturity Date" means the date which is the earliest of (i) the date which is 45 days following the date of entry of the Interim Bankruptcy Court Order, if the Final Bankruptcy Court Order has not been entered by the Bankruptcy Court on or prior to such date, (ii) June 25, 2015, (iii) the date of the substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code) of a plan of reorganization in the Chapter 11 Cases that has been confirmed by an order of the Bankruptcy Court, (iv) the date of consummation of a sale or other disposition of all or substantially all of the assets of the Loan Parties, whether done by one or a series of transactions, (v) the date that an order of the Bankruptcy Court is entered approving a debtor-in-possession financing loan for the Company other than as provided for in this Agreement, and (vi) such earlier date on which all Loans and other Obligations for the payment of money shall become due and payable in accordance with the terms of this Agreement, the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, as the case may be, and the other Loan Documents.

"Final Period" means the period commencing on the Final Facility Effective Date and ending on the Final Maturity Date.

"Financial Officer Certification" means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Company that such financial statements fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

"First Priority" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien (a) is the only Lien to which such Collateral is subject, other than any Permitted Lien, and (b) has rights in the Collateral senior to those of any other Lien on such Collateral.

"Fiscal Quarter" means a fiscal quarter of any Fiscal Year.

"Fiscal Year" means the fiscal year of the Company and its Subsidiaries ending on December 31st of each calendar year.

"Flood Hazard Property" means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

"Foreign Official" means any officer or employee of a non-U.S. government or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

"Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

"Funding Default" has the meaning specified in Section 2.21.

"Funding Notice" means a notice substantially in the form of Exhibit A.

"GAAP" means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

"Global Eurasia LLC Agreement" means that certain Joint Venture Agreement dated as of April 12, 2010 between the Company and MMS, LLC.

"Governmental Acts" means any act or omission, whether rightful or wrongful, of any Governmental Authority.

"Governmental Authority" means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

"Governmental Authorization" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

"Grantor" has the meaning specified in the Pledge and Security Agreement.

"Guaranteed Obligations" has the meaning specified in Section 8.1; provided that such term shall exclude Excluded Swap Obligations.

"Guarantor" means (a) each Domestic Subsidiary of the Company and (b) each other Person which guarantees, pursuant to Article VIII or otherwise, all or any part of the Obligations.

"Guarantor Subsidiary" means each Subsidiary of the Company that is a Guarantor.

"Guaranty" means (a) the guaranty of each Guarantor set forth in Article VIII and (b) each other guaranty, in form and substance satisfactory to the Required Lenders, made by any other Guarantor for the benefit of the Secured Parties guaranteeing all or part of the Obligations.

"Hazardous Materials" means, regardless of amount or quantity, (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws; and (f) any substance or materials that are otherwise regulated under Environmental Law.

"Hazardous Materials Activity" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

"Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

"Indebtedness" means, as applied to any Person, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) all obligations of such Person evidenced by notes, bonds or similar instruments or upon which interest payments are customarily paid and all obligations in respect of notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-outs or other deferred payment obligations in connection with an acquisition to the extent such earn-outs and deferred payment obligations are fixed and non-contingent (excluding any such obligations incurred under ERISA and excluding trade payables incurred in the ordinary course of business and repayable in accordance with customary trade terms); (e) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (f) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; provided that if such indebtedness is not assumed by, and is non-recourse to, such Person, the amount of such indebtedness that constitutes "Indebtedness" hereunder will be limited to the lesser of the amount of such indebtedness and the fair market value of the assets upon which such Liens were granted; (g) the face amount of any letter of credit or letter of guaranty issued, bankers' acceptances facilities, surety bonds and similar credit transactions issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (h) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (i) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (j) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (j), the primary purpose or intent thereof is as described in clause (i) above; and (k) the net obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes.  The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly non-recourse to such Person.

"Indemnified Liabilities" means, collectively, any and all liabilities (including Environmental Liabilities and Costs), obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing any indemnification provision contained in this Agreement), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders' agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (b) the statements contained in any proposal letter or similar correspondence or document delivered by any Agent or any Lender to the Company with respect to the transactions contemplated by this Agreement; or (c) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Company or any of its Subsidiaries.

"Indemnified Taxes" has the meaning specified in Section 2.19(a).

"Indemnitee" has the meaning specified in Section 11.3.

"Indemnitee Agent Party" has the meaning specified in Section 10.6.

"Intercompany Subordination Agreement" means that certain Intercompany Subordination Agreement, dated as of the date hereof, made by the Loan Parties and their Subsidiaries in favor of Collateral Agent for the benefit of the Secured Parties in form and substance reasonably satisfactory to the Required Lenders.

"Interest Payment Date" means (i) the last Business Day of each month, commencing on April 30, 2014, and (ii) the final maturity date of such Loan.

"Interest Period" means, in connection with a LIBOR Rate Loan, an interest period of one, two or three months, as selected by the Company in the applicable Funding Notice or Conversion/Continuation Notice, (a) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (b)(iii) and (b)(iv) of this definition, end on the last Business Day of a calendar month; and (iii) no Interest Period with respect to any portion of any Loan shall extend beyond the Final Maturity Date.

"Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

"Interest Rate Determination Date" means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

"Interim Bankruptcy Court Order" means the order of the Bankruptcy Court with respect to the Company and the Guarantors, in the form of Exhibit B hereto, as the same may be amended, modified or supplemented from time to time with the express written joinder or reasonable consent of the Required Lenders.

"Interim Bankruptcy Court Order Entry Date" means March 28, 2014.

"Interim Facility Effective Date" means March 28, 2014.

"Interim Period" means the period commencing on the Interim Facility Effective Date and ending on the earlier to occur of (i) the Final Facility Effective Date and (ii) the Final Maturity Date.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

"Inventory" means, with respect to any Person, all of such Person's now owned and hereafter existing or acquired goods, wherever located, which (a) are held by such Person for sale; or (b) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

"Investment" means (a) any direct or indirect purchase or other acquisition by the Company or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities or all or substantially all of the assets of any other Person (other than a Guarantor Subsidiary) (or of any division or business line of such other Person); (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Company from any Person (other than the Company or any Guarantor Subsidiary), of any Capital Stock of such Person; (c) any direct or indirect loan, advance or capital contributions by the Company or any of its Subsidiaries to any other Person (other than the Company or any Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (d) any direct or indirect Guarantee of any obligations of any other Person.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.

"Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

"Leasehold Property" means any leasehold interest of any Loan Party as lessee under any lease of real property.

"Lender" means each lender listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement other than any Person that ceases to be a party hereto pursuant to any Assignment Agreement.

“Lender Group” means all Lenders, as defined herein, collectively.

"LIBOR Rate Loan" means a Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

"Lien" means (a) any lien, mortgage, pledge, assignment, hypothecation, deed of trust, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

"Loan" means a term loan made by a Lender to the Company pursuant to Section 2.1(a).

"Loan Account" means an account maintained hereunder by Administrative Agent on its books of account with respect to the Company, in which it will be charged with all Loans made to, and all other Obligations incurred by the Loan Parties.

"Loan Document" means any of this Agreement, the Commitment Letter, the Notes, if any, the Collateral Documents, the Fee Letter, any Guaranty, the Intercompany Subordination Agreement, the Interim Bankruptcy Court Order, the Final Bankruptcy Court Order and any other documents, instruments or agreements executed and delivered by a Loan Party from time to time for the benefit of any Agent or any Lender in connection herewith.

"Loan Party" means the Company or any Guarantor.

"Margin Stock" has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

"Material Adverse Deviation" means, as of any date of determination, an adverse deviation of more than the Permitted Deviation from (a) the aggregate amount set forth in the Budget for any Budget Period under the heading “Inflows” or (b) the aggregate amount set forth in the Budget for any Budget Period under the heading “Outflows”.

"Material Adverse Effect" means a material adverse effect on and/or material adverse developments with respect to (a) the business operations, properties, assets, condition (financial or otherwise) or liabilities of the Company or the Company and its Subsidiaries taken as a whole, except for the commencement of the Chapter 11 Cases and events that commonly occur in cases under Title 11 of the Bankruptcy Code similar to the Chapter 11 Cases, and the events, developments or circumstances described in the Company’s filings with the SEC prior to the Interim Facility Effective Date; (b) the ability of the Company or the Company and its Subsidiaries, taken as a whole, to fully and timely perform its or their obligations under the Loan Documents; (c) the legality, validity, binding effect, or enforceability of any Loan Document on the Company or the Company and its Subsidiaries, taken as a whole; (d) the Collateral or the validity, perfection or priority of Collateral Agent's Liens on the Collateral; or (e) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any other Secured Party under any Loan Document with respect to the Company or the Company and its Subsidiaries, taken as a whole; provided however that any event or circumstance that otherwise would have a Material Adverse Effect will not result in a Material Adverse Effect for so long as any adverse action against the Company, a Subsidiary or any of their respective assets is stayed pursuant to the Chapter 11 Cases; and provided further that any write-down (or reduction in) the book value of the Company’s multi-client seismic data library after the Interim Facility Effective Date, in an amount not greater than that disclosed to the Lenders prior to April 13, 2014, will not be a Material Adverse Effect.

"Material Contract" means (a) any contract or other arrangement to which the Company or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, non-performance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, (b) any contract or agreement to which the Company or any of its Subsidiary is a party (including, without limitation, any agreement or instrument evidencing or governing Indebtedness) involving the aggregate consideration payable to or by the Company or such Subsidiary is $5,000,000 or more in any Fiscal Year (other than (i) purchase orders in the ordinary course of the business of the Company or any of its Subsidiaries and (ii) contracts that by their terms may be terminated by the Company or any of its Subsidiaries in the ordinary course of its business upon less than 60 days' notice without penalty or premium) and (c) those contracts and arrangements listed on Schedule 5.15.

"Material Real Estate Asset" means (a) any fee owned Real Estate Asset having a fair market value in excess of $1,000,000 as of the date of the acquisition thereof, or (b) any Real Estate Asset that the Required Lenders have reasonably determined is material to the business, operations, properties, assets or condition (financial or otherwise) of the Company or any other Loan Party and any listed on Schedule 1.1.

“Material Subsidiary” means (a) each Guarantor, (b) Global Geophysical Services, Ltd., Global Geophysical Services Canada, Inc. and Global Servicos Geofisicos Ltda and (c) each Subsidiary which has (i) assets in excess of $5,000,000 or (ii) revenues of more than $5,000,000 annually.

"Moody's" means Moody's Investor Services, Inc.

"Mortgage" means a mortgage, deed of trust or deed to secure debt, in form and substance satisfactory to the Required Lenders, made by a Loan Party in favor of Collateral Agent for the benefit of the Secured Parties, securing the Obligations and delivered to Collateral Agent.

"Multi-Client Data" means seismic data surveys acquired by the Company or its Subsidiaries for its multi-client seismic data library.

"Multiemployer Plan" means any Employee Benefit Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.

"Narrative Report" means, with respect to the financial statements for which such narrative report is required, (a) a narrative report describing the operations of the Company and its Subsidiaries in the form prepared for presentation to senior management thereof and (b) a financial report package including management's discussion and analysis of the financial condition and results of operations, in each case, for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and Budget.

"Net Proceeds" means (a) with respect to any Asset Sale, an amount equal to:  (i) Cash payments received by the Company or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale to the extent paid or payable to non-Affiliates, including (A) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale during the tax period the sale occurs, and (B) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale; and (b) with respect to any insurance, condemnation, taking or other casualty proceeds, an amount equal to:  (i) any Cash payments or proceeds received by the Company or any of its Subsidiaries (A) under any casualty, business interruption or "key man" insurance policies in respect of any covered loss thereunder, or (B) as a result of the condemnation or taking of any assets of the Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (A) any actual and reasonable costs incurred by the Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of the Company or such Subsidiary in respect thereof, (B) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such condemnation or taking, and (C) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (b)(i)(B) of this definition to the extent paid or payable to non-Affiliates, including income taxes payable as a result of any gain recognized in connection therewith.

"Non-US Lender" has the meaning specified in Section 2.19(d)(i).

"Note" means a promissory note evidencing the Loans, as applicable, in a form acceptable to the Required Lenders and the Company.

"Notice" means a Funding Notice.

"Obligations" means all obligations of every nature of each Loan Party and its Subsidiaries from time to time owed to the Agents (including former Agents), the Lenders or any of them, under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

"OFAC" has the meaning specified in the definition of "Anti-Terrorism Laws".

"OFAC Sanctions Programs" means (a) the Requirements of Law and Executive Orders administered by OFAC, including but not limited to, Executive Order No. 13224, and (b) the list of Specially Designated Nationals and Blocked Persons administered by OFAC, in each case, as renewed, extended, amended, or replaced.

“Opportune” means Opportune LLP.

"Organizational Documents" means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such "Organizational Document" shall only be to a document of a type customarily certified by such governmental official.

"Other Taxes" has the meaning specified in Section 2.19(b).

"Participant Register" has the meaning specified in Section 11.6(h)(ii).

"PATRIOT Act" has the meaning specified in Section 5.31.

"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

"Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

"Perfection Certificate" means a certificate in form satisfactory to the Required Lenders that provides information with respect to the assets of each Loan Party.

"Period" means the Interim Period or the Final Period, as the context requires.

"Permitted Deviation" means the greater of $200,000 and 15%.

"Permitted Holders" means Kelso Investment Associates VII, L.P., KEP VI, LLC, and their Controlled Investment Affiliates (and excluding, for the avoidance of doubt, any portfolio company).

"Permitted Indebtedness" means:

(a)           the Obligations;

(b)           Indebtedness of any Guarantor Subsidiary to the Company or to any other Guarantor Subsidiary, or of the Company to any Guarantor Subsidiary; provided all such Indebtedness shall be unsecured and subordinated in right of payment to the indefeasible payment in full of the Obligations pursuant to the terms of the Intercompany Subordination Agreement;

(c)           Indebtedness (i) of a Subsidiary of the Company that is not a Loan Party to a Loan Party, to the extent permitted by Section 7.24, and (ii) of a Loan Party to a Subsidiary of the Company that is not a Loan Party; provided that, in the case of clause (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the indefeasible payment in full of the Obligations pursuant to the terms of the Intercompany Subordination Agreement;

(d)           Indebtedness incurred by the Company and any of its Subsidiaries in a permitted disposition of any business, assets or Subsidiary of the Company or any of its Subsidiaries, in each case, solely to the extent constituting indemnification obligations or obligations in respect of purchase price adjustments;

(e)           Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business and Indebtedness constituting guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Company and its Subsidiaries;

(f)            Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(g)           Without duplication, Indebtedness existing on the Filing Date and Pre-Petition Obligations (in each case, as to any such Indebtedness owed by any Loan Party, to the extent allowed or deemed allowed by the Bankruptcy Court);

(h)           Indebtedness in an aggregate amount not to exceed at any time $5,000,000 with respect to (i) Capital Leases and (ii) purchase money Indebtedness; provided that any such Indebtedness shall be secured only by the asset subject to such Capital Lease or by the asset acquired in connection with the incurrence of such Indebtedness;

(i)            guarantees of the Company or any Subsidiary in respect of Indebtedness of any Loan Party otherwise permitted hereunder; provided that guarantees of the Pre-Petition Obligations shall be permitted only to the extent such guarantees existed prior to the Filing Date;

(j)            Indebtedness incurred to finance the purchase of property, casualty, liability, or other insurance of the Loan Parties, so long as such Indebtedness (i) is not in an amount in excess of the amount of the unpaid cost of such insurance for the year in which such Indebtedness is incurred, (ii) is incurred in the ordinary course of business and only to finance such insurance, (iii) is outstanding only during the year in which such insurance is in effect and (iv) is unsecured (or secured only by unearned premiums on the insurance so financed); provided that in no event shall the aggregate principal amount of such Indebtedness exceed $2,500,000 at any time outstanding;

(k)            reimbursement obligations in respect of letters of credit; provided that the aggregate amount of all such letters of credit (other than any letters of credit in existence on the Interim Facility Effective Date and any renewals thereof) does not exceed $5,000,000 at any time outstanding;

(l)            Indebtedness with respect to Swap Contracts that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Person’s operations in the ordinary course of business and not for speculative purposes; and

(m)           Indebtedness incurred with respect to (i) credit or debit card services provided by Bank of America, N.A. or an Affiliate thereof in an aggregate principal amount not to exceed $200,000 at any time outstanding and (ii) the Company’s fuel card with WEX Fuel Management or an Affiliate thereof in an aggregate principal amount not to exceed $150,000 at any time outstanding.

"Permitted Investments" means:

(a)           Investments in Cash and Cash Equivalents;

(b)           equity Investments owned as of the Interim Facility Effective Date in any Subsidiary and Investments made after the Interim Facility Effective Date in any wholly-owned Guarantor Subsidiaries of the Company;

(c)           Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, (ii) constituting deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Company and its Subsidiaries and (iii) constituting extensions of trade credit in the ordinary course of business;

(d)           intercompany loans to the extent permitted under clause (b) and (c) of the definition of Permitted Indebtedness;

(e)           Consolidated Capital Expenditures made in the ordinary course of business in an aggregate amount not to exceed the amount specified in the Budget (plus any Permitted Deviation therefrom) during any Budget Period therefor;

(f)           Investments described in Schedule 7.7;

(g)           guarantees described in clause (i) of the definition of "Permitted Indebtedness"; and

(h)           loans and advances to employees of the Company and its Subsidiaries made in the ordinary course of business in an aggregate amount not to exceed $25,000.

"Permitted Liens" means:

(a)           Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Loan Document;

(b)           Liens for Taxes (other than Liens for United States Taxes that have priority over Collateral Agent's Liens) if (i) obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and reserves required by GAAP have been made, or (ii) as to which payment and enforcement is stayed under the Bankruptcy Code or pursuant to an order of the Bankruptcy Court;

(c)           statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29), 412(n) or 430(k) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business for (i) amounts not yet overdue or (ii) amounts that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which reserves required by GAAP have been made and in respect of which such contest operates to stay the exercise of remedies with respect to the Lien resulting from the non-payment thereof, or (B) or as to which payment and enforcement is stayed under the Bankruptcy Code or pursuant to orders of the Bankruptcy Court, reserves for which required by GAAP have been made;

(d)           Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), (i) so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof or (ii) as to which payment and enforcement is stayed under the Bankruptcy Code or pursuant to orders of the Bankruptcy Court;

(e)           easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(f)           any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g)           purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(h)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i)           any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(j)           Liens existing on the Filing Date (other than to the extent described in clause (q)), as described in Schedule 7.2, but not the extension of coverage thereof to other property or the extension of maturity (other than as a result of the filing of the Chapter 11 Cases), refinancing or other modification of the terms thereof or the increase of the Indebtedness secured thereby;

(k)           Liens securing Capital Leases or purchase money Indebtedness permitted pursuant to clause (h) of the definition of Permitted Indebtedness; provided any such Lien shall encumber only the asset subject to such Capital Lease or the asset acquired with the proceeds of such Indebtedness;

(l)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.1;

(m)           Liens on Cash or Cash Equivalents securing reimbursement obligations under letters of credit permitted by clause (k) of the definition of "Permitted Indebtedness" in an aggregate amount not to exceed 110% of the amount of all such letters of credit outstanding at such time;

(n)           Liens for salvage or general average for (A) (i) amounts not yet overdue or (ii) amounts that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, for which reserves required by GAAP have been made and in respect of which such contest operates to stay the exercise of remedies with respect to the Lien resulting from the non-payment thereof, or (B) as to which payment and enforcement is stayed under the Bankruptcy Code or pursuant to order of the Bankruptcy Court;

(o)           Liens incurred in the ordinary course of business of the Company or any Subsidiary arising from vessel chartering, operations, drydocking, maintenance, the furnishing of supplies or fuel to vessels and crews wages, (1) in each case (i) of a maritime lien nature and (ii) for (A) amounts not yet overdue or (B) amounts that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, for which reserves required by GAAP have been made and in respect of which such contest operates to stay the exercise of remedies with respect to the Lien resulting from the non-payment thereof or (2) as to which payment and enforcement is stayed under the Bankruptcy Code or pursuant to order of the Bankruptcy Court;

(p)           purchase options existing under the Global Eurasia LLC Agreement as in effect on the Interim Facility Effective Date;

(q)           Liens on any Collateral securing the Pre-Petition Obligations;

(r)           Liens in respect of the Carve-Out;

(s)           Liens solely on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(t)           licenses of patents, trademarks and other intellectual property rights granted by the Company or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Company or such Subsidiary; and

(u)           Liens on Cash collateral securing Indebtedness permitted pursuant to clause (m) of the definition of Permitted Indebtedness.

"Permitted Priority Liens" means Liens permitted under clauses (c), (d), (e), (k) and (r) of the definition of the term "Permitted Lien".

"Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

"Phase I Report" means, with respect to any Real Property, a report that (a) conforms to the ASTM Standard Practice for Environmental Site Assessments:  Phase I Environmental Site Assessment Process, E 1527-13, (b) was conducted no more than six months prior to the date such report is required to be delivered hereunder, by one or more environmental consulting firms reasonably satisfactory to the Required Lenders, (c) includes an assessment of asbestos containing materials at such Real Property, and (d) is accompanied by (i) an estimate of the reasonable worst case cost of investigating and remediating any Hazardous Materials Activity identified in the Phase I Report as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim, and (ii) a current compliance audit setting forth an assessment of the Company's, its Subsidiaries' and such Real Property's current and past compliance with Environmental Laws and an estimate of the cost of rectifying any non-compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated future Environmental Laws identified therein.

“Platform” has the meaning specified in Section 6.1.

"Pledge and Security Agreement" means any pledge agreement or similar agreement or instrument made by a Loan Party in favor of Collateral Agent for the benefit of the Agents and the Lenders, in each case, substantially in the same form and substance as the pledge agreements or similar agreements or instruments that secure the Pre-Petition Obligations and otherwise in form and substance reasonably satisfactory to the Required Lenders.

"Pre-Petition Obligations" means all indebtedness, obligations and liabilities of the Company and the Guarantors to the Existing Agents and the Existing Lenders incurred prior to the Filing Date arising from or related to the Existing Financing Agreement and the other agreements, instruments and other documents related thereto plus fees, expenses, indemnities and reimbursement obligations due thereunder and interest thereon accruing both before and after the Filing Date to the extent allowed and allowable under the Bankruptcy Code, whether such indebtedness, obligations or liabilities are direct or indirect, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising; provided, however, that, notwithstanding the above, the total amount of the Pre-Petition Obligations is equal to the sum of (i) $91,880,588.32, plus (ii) any actual fees and expenses (including attorneys’ fees) incurred by the Existing Agents and the Existing Lenders in connection with any actions they are required to take after April 14, 2014 in connection with the approval of this Agreement or the Settlement Agreement, dated as of April 13, 2014, by and among the Debtors, the Existing Agents, the Existing Lenders and the Lenders, plus (iii) if the Final Facility Effective Date (and the payment of the Pre-Petition Obligations) occurs after April 25, 2014, a per diem amount of $24,415.94 for each day between April 25, 2014 and the Final Facility Effective Date (such sum, the “Settlement Amount”).

"Prime Rate" means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation's thirty (30) largest banks), as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. In the event such rate is not available at such time for any reason, “Prime Rate” shall mean a rate of interest per annum publicly announced from time to time by any banking institution selected by Administrative Agent as its prime rate.  Any Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

"Principal Office" means, for Administrative Agent, such Person's address as set forth on Appendix C, or such other office as such Person may from time to time designate in writing to the Company, each Agent and each Lender.

"Pro Rata Share" means, at any date of determination, with respect to each Lender, the percentage obtained by dividing (a) the sum of such Lender’s Commitment and the unpaid principal amount of such Lender’s portion of the Loans, by (b) the sum of the Commitments and the aggregate unpaid principal amount of the Loans of all Lenders.

“Public Lender” has the meaning specified in Section 6.1.

"Qualified ECP Guarantor" means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an "eligible contract participant" under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an "eligible contract participant" at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

"Real Estate Asset" means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party in any real property.

"Real Property" means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

"Register" has the meaning specified in Section 2.6(b).

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reinvestment Amount” has the meaning specified in Section 2.13(a).

"Related Fund" means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

"Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

"Remedial Action" means all actions taken to (a) correct or address any actual or threatened non-compliance with Environmental Law, (b) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (c) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (d) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (e) perform any other actions authorized or required by Environmental Law or Governmental Authority.

“Report” has the meaning specified in Section 10.11(a).

"Required Lenders" means Lenders whose Pro Rata Shares aggregate at least 50.1%.

"Requirements of Law" means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Restricted Junior Payment" means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Company now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Company or any of its Subsidiaries that is not a Loan Party now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Company or any of its Subsidiaries that is not a Loan Party now or hereafter outstanding; (d) management or similar fees (and related expenses) payable to any Permitted Holder or any of its Affiliates or any other Affiliates of any Loan Party; and (e) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness that is subordinated to the Obligations.

"S&P" means Standard & Poor's Ratings Group, a division of The McGraw Hill Corporation.

"Secured Parties" has the meaning assigned to that term in the Pledge and Security Agreement.

"Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

"Securities Account" means a securities account (as defined in the UCC).

"Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Settlement Amount” has the meaning specified therefor in the definition of the term “Pre-Petition Obligations”.

"Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a "qualifying share" of the former Person shall be deemed to be outstanding.  Unless otherwise specified, all references to "Subsidiary" or "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Company.

"Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

"Swap Obligation" means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.

"Tax" means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed and all interest, penalties, additions to tax or other liabilities with respect thereto.

“Termination Event” has the meaning specified in the Bankruptcy Court Orders.

“Term A Lenders” means each Lender with a Term A Loan Commitment or an outstanding Term A Loan.

“Term A Loan Commitment” means the commitment of a Lender to make or otherwise fund Term A Loans and "Term A Loan Commitments" means such commitments of all Lenders in the aggregate.  The amount of each Lender's Term A Loan Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.

“Term A Loans” means the term loans made by the Lenders to the Borrower pursuant to Section 2.1(a)(i).

“Term B Lenders” means each Lender with a Term B Loan Commitment or an outstanding Term B Loan.

“Term B Loan Commitment” means the commitment of a Lender to make or otherwise fund Term B Loans and "Term B Loan Commitments" means such commitments of all Lenders in the aggregate.  The amount of each Lender's Term B Loan Commitment, if any, is set forth on Appendix B or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.

“Term B Loans” means the term loans made by the Lenders to the Borrower pursuant to Section 2.1(a)(ii).

"Type of Loan" means with respect to any Loan, a Base Rate Loan or a LIBOR Rate Loan.

"UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

Section 1.2.            Accounting and Other Terms.

(a)            Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by the Company to the Lenders pursuant to Section 6.1(a), 6.1(b) and 6.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 6.1(e), if applicable).  Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)            All terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC as in effect from time to time in the State of New York and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the UCC as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute, except as Required Lenders may otherwise determine.

Section 1.3.            Interpretation, etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word "include" or "including," when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.  Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations or Guaranteed Obligations shall mean (a) the indefeasible payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the indefeasible payment of any premium applicable to the repayment of the Loans, (ii) all costs, expenses, or indemnities payable pursuant to Section 11.2 or 11.3 of this Agreement that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (b) the receipt by Collateral Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to an Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys' fees and legal expenses), such cash collateral to be in such amount as Required Lenders reasonably determine is appropriate to secure such contingent Obligations, and (c) the termination of all of the Commitments of the Lenders.  Notwithstanding anything in the Agreement to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (B) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be enacted, adopted, issued, phased in or effective after the date of this Agreement regardless of the date enacted, adopted, issued, phased in or effective.  For purposes of determining compliance with any incurrence or expenditure tests set forth in Article VI, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg L.P. currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by Required Lenders or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Required Lenders) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg L.P. currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by Required Lenders or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Required Lenders) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time).

Section 1.4.            Time References.  Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding"; provided, however, that with respect to a computation of fees or interest payable to any Agent or any Lender, such period shall in any event consist of at least one full day.

ARTICLE II

LOANS

Section 2.1.             Loans.

(a)            Commitments.  Subject to the terms and conditions hereof:

(i)             each Term A Lender severally agrees to make Term A Loans to the Company on the Interim Facility Effective Date and Final Facility Effective Date, as applicable, in an amount not to exceed such Lender's Term A Loan Commitment; and

(ii)           each Term B Lender severally agrees to make Term B Loans to the Company on the Final Facility Effective Date in an amount not to exceed such Lender’s Term B Loan Commitment.

(b)            Notwithstanding the foregoing:

(i)            The aggregate principal amount of Loans outstanding to the Company shall not exceed the aggregate principal amount of Commitments.

(ii)           The aggregate principal amount of Loans made during the Interim Period shall not exceed $25,000,000.

(iii)           Each Lender's Commitment shall be reduced by the principal amount of each Loan funded by such Lender hereunder, and the aggregate principal amount of the Commitments shall be reduced by the principal amount of the Loans funded hereunder.  The aggregate Commitments (and the Commitment of each Lender) shall terminate immediately and without further action on the Final Maturity Date.

(iv)           Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.11, 2.12 and 2.13, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Final Maturity Date.

(c)            Borrowing Mechanics for Loans.

(i)            On the Interim Facility Effective Date, the Term A Lenders made Term A Loans to the Company in an aggregate principal amount of $25,000,000.

(ii)           The Company may request that Lenders make a Loan on or within two (2) Business Days after the Final Facility Effective Date in an aggregate principal amount of (x) $35,000,000 in the case of the Term A Loans and (y) the Settlement Amount in the case of the Term B Loans, by delivering to Administrative Agent (x) a fully executed and delivered Funding Notice, and (y) a certificate from an Authorized Officer of the Company as to the use of proceeds of such Loan no later than 1:00 p.m. (New York City time) at least two (2) Business Days in advance of the proposed Credit Date.  Except as otherwise provided herein, a Funding Notice for a LIBOR Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the Company shall be bound to make a borrowing in accordance therewith.  Promptly upon receipt by Administrative Agent of any such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.  Agents and Lenders (A) may act without liability upon the basis of written, facsimile or telephonic notice believed by Administrative Agent in good faith to be from the Company (or from any Authorized Officer thereof designated in writing purportedly from the Company to Agents), (B) shall be entitled to rely conclusively on any Authorized Officer's authority to request a Loan on behalf of the Company until Agents receive written notice to the contrary, and (C) shall have no duty to verify the authenticity of the signature appearing on any written Funding Notice.

(ii)           Each Lender shall make its Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date, by wire transfer of same day funds in Dollars, at Administrative Agent's Principal Office.  Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Loans available to the Company on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of the Company at Administrative Agent's Principal Office or to such other account as may be designated in writing to Administrative Agent by the Company.

Section 2.2.             [Intentionally Omitted].

Section 2.3.             [Intentionally Omitted].

Section 2.4.             Pro Rata Shares.

(a)            Pro Rata Shares.  All Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender's obligation to make a Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender's obligation to make a Loan requested hereunder.

(b)            [Intentionally Omitted]

Section 2.5.             Use of Proceeds.  The proceeds of the Loans shall be used in accordance with and subject to the terms of the Budget (subject to Permitted Deviations), (a) (i) to pay for the fees, costs and expenses incurred in connection with the transactions contemplated hereby and (ii) to fund working capital of the Company (including, without limitation, payments of fees and expenses to professionals under Sections 328 and 331 of the Bankruptcy Code and administrative expenses of the kind specified in Section 503(b) of the Bankruptcy Code incurred in the ordinary course of business of the Company or otherwise approved by the Bankruptcy Court (and not otherwise prohibited under this Agreement)) and (b) in the case of a portion of the Loans made on the Final Facility Effective Date, to repay the Pre-Petition Obligations.  Without limiting the foregoing, none of the proceeds of the Loans or any of the Collateral, or any portion of the Carve-Out, shall be used in connection with the investigation, initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation that is prohibited by the Bankruptcy Court Orders, or in any other way prohibited by the Bankruptcy Court Orders.  No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

Section 2.6.             Evidence of Debt; Register; Lenders' Books and Records; Notes.

(a)            Lenders' Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Company to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on the Company, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or the Company's Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern.

(b)            Register.  Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the principal amount of the Commitments and Loans (and stated interest therein) of each Lender from time to time (the "Register").  The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Administrative Agent shall record in the Register the Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Company and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or the Company's Obligations in respect of any Loan.  The Company hereby designates the entity serving as Administrative Agent to serve as the Company's non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.6, and the Company hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents, attorneys-in-fact and Affiliates shall constitute "Indemnitees."

(c)            Notes.  If so requested by any Lender by written notice to the Company (with a copy to each Agent) at least two (2) Business Days prior to the Final Facility Effective Date, or at any time thereafter, the Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 11.6) on the Interim Facility Effective Date (or, if such notice is delivered after the Interim Facility Effective Date, promptly after the Company's receipt of such notice) a Note or Notes.

Section 2.7.             Interest.

(a)            Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)            if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii)           if a LIBOR Rate Loan, at the Adjusted LIBOR Rate plus the Applicable Margin.

(b)            The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any LIBOR Rate Loan, shall be selected by the Company and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.  If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c)            In connection with LIBOR Rate Loans there shall be no more than two (2) Interest Periods outstanding at any time.  In the event the Company fails to specify between a Base Rate Loan or a LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a LIBOR Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan).  In the event the Company fails to specify an Interest Period for any LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Company shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Company and each Lender.

(d)            Interest payable pursuant to Section 2.7(a) shall be computed on the basis of a 360 day year, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

(e)            Except as otherwise set forth herein, interest on each Loan shall be payable in cash and in arrears (i) on and to each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.

Section 2.8.             Conversion/Continuation.

(a)            Subject to Section 2.17 and so long as no Default or Event of Default shall have occurred and then be continuing, the Company shall have the option:

(i)           to convert at any time all or any part of any Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided a LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such LIBOR Rate Loan unless the Company shall pay all amounts due under Section 2.17 in connection with any such conversion; or

(ii)           upon the expiration of any Interest Period applicable to any LIBOR Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a LIBOR Rate Loan.

(b)            The Company shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three (3) Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Company shall be bound to effect a conversion or continuation in accordance therewith.

Section 2.9.            Default Interest.  Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of LIBOR Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Agent or any Lender.

Section 2.10.                      Fees.

(a)            (i) On the Interim Facility Effective Date, the Company paid to Administrative Agent for the account of Lenders (in accordance with their Pro Rata Shares) commitment fees equal to three percent (3.0%) of their respective Commitments in respect of Loans funded on the Interim Facility Effective Date, and (ii) on the Final Facility Effective Date, the Company agrees to pay to Administrative Agent for the account of Lenders (in accordance with their Pro Rata Shares) commitment fees equal to three percent (3.0%) of their respective Commitments in respect of Loans funded on the Final Facility Effective Date.

(b)            [Intentionally Omitted].

(c)            In addition to any of the foregoing fees, the Company agrees to pay to Administrative Agent all fees payable by it in the Fee Letter in the amounts and at the times specified therein.

Section 2.11.           Scheduled Repayments of Loans.  The principal amount of the Loans shall be repaid in full, together with all other amounts owed hereunder with respect thereto, without premium or penalty, no later than the Final Maturity Date.

Section 2.12.           Voluntary Prepayments and Commitment Reductions.

(a)            Voluntary Prepayments.

(i)           Any time and from time to time:

(A)           With respect to Base Rate Loans, the Company may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount; and

(B)           with respect to LIBOR Rate Loans, the Company may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.17(c)) in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii)           All such prepayments shall be made:

(A           upon not less than one Business Day's prior written or telephonic notice in the case of Base Rate Loans; and

(B)           upon not less than three (3) Business Days' prior written or telephonic notice in the case of LIBOR Rate Loans,

in each case given to Administrative Agent by 10:00 a.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice by facsimile or telephone to each Lender).  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.14.

Section 2.13.          Mandatory Prepayments.

(a)            Asset Sales.  No later than two (2) Business Days following the date of receipt by any Loan Party of any Net Proceeds from any Asset Sale, the Company shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to such Net Proceeds; provided that so long as (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Company has delivered to Administrative Agent prior written notice of the Company's intention to apply such monies (the "Reinvestment Amounts") to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other capital assets useful in the business of the Company or its Subsidiaries, (iii) the monies are held in a Deposit Account in which Administrative Agent has a perfected first-priority security interest, and (iv) the Company or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies, the Company and its Subsidiaries shall have the option to apply such monies in an aggregate amount not to exceed $5,000,000 in any Fiscal Year to the costs of replacement of the assets that are the subject of such sale or disposition or the costs of purchase or construction of other capital assets useful in the business of the Company and its Subsidiaries unless and to the extent that such 180-day period shall have expired without such replacement, purchase or construction being made or completed, in which case, any amounts remaining in the cash collateral account shall be paid to Administrative Agent and applied in accordance with Section 2.14(b).  Nothing contained in this Section 2.13(a) shall permit the Company or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 7.9.

(b)            Insurance/Condemnation Proceeds.  No later than two (2) Business Days following the date of receipt by the Company or any of its Subsidiaries, or Collateral Agent as loss payee, of any Net Proceeds from insurance or any condemnation, taking or other casualty, the Company shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to such Net Proceeds; provided (i) so long as no Default or Event of Default shall have occurred and be continuing, (ii) the Company has delivered Administrative Agent prior written notice of the Company's intention to apply the Reinvestment Amounts to the costs of replacement of the properties or assets that are the subject of such condemnation, taking or other casualty or the cost of purchase or construction of other capital assets useful in the business of the Company or its Subsidiaries, (iii) the monies are held in a Deposit Account in which Administrative Agent has a perfected first-priority security interest, and (iv) the Company or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies, the Company and its Subsidiaries shall have the option to apply such monies in an aggregate amount not to exceed $5,000,000 in any Fiscal Year to the costs of replacement of the assets that are the subject of such condemnation, taking or other casualty or the costs of purchase or construction of other capital assets useful in the business of the Company and its Subsidiaries unless and to the extent that such 180 day period shall have expired without such replacement, purchase or construction being made or completed, in which case, any amounts remaining in the cash collateral account shall be paid to Administrative Agent and applied in accordance with Section 2.14(b).

(c)            Issuance of Equity Securities.  No later than two (2) Business Days after receipt by the Company of any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, the Company or any of its Subsidiaries (other than Capital Stock issued (i) pursuant to any employee stock or stock option compensation plan, (ii) for purposes approved in writing by Required Lenders or (iii) by a Subsidiary of the Company to its parent company), the Company shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal and accounting fees and expenses.

(d)            Issuance of Debt.  No later than two (2) Business Days after receipt by the Company or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of the Company or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 7.1), the Company shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal and accounting fees and expenses.

(e)            [Intentionally Omitted].

(f)            [Intentionally Omitted].

(g)            [Intentionally Omitted].

(h)            Extraordinary Receipts.  No later than two (2) Business Days after receipt by the Company or any of its Subsidiaries of any Extraordinary Receipts, the Company shall prepay Loans as set forth in Section 2.14(b).

(i)            [Intentionally Omitted].

(j)            [Intentionally Omitted].

Section 2.14.           Application of Prepayments.

(a)            [Intentionally Omitted]

(b)            Application of Prepayments.  (i) Any prepayment of any Loan pursuant to Section 2.12 and (ii) so long as no Application Event has occurred and is continuing, any mandatory prepayment of any Loan pursuant to Section 2.13, in each case, shall be applied as follows:

first, to prepay the principal of the Term A Loans until paid in full;

second, to permanently reduce the Term A Commitments to the full extent thereof;

third, to prepay the principal of the Term B Loans until paid in full; and

fourth, to permanently reduce the Term B Commitments to the full extent thereof.

(c)            Application of Prepayments of Loans to Base Rate Loans and LIBOR Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Company pursuant to Section 2.17(c).

(d)            At any time an Application Event has occurred and is continuing, all payments shall be applied pursuant to Section 2.15(h).  Nothing contained herein shall modify the provisions of the Fee Letter or Section 2.15(b) regarding the requirement that all prepayments be accompanied by accrued interest and fees on the principal amount being prepaid to the date of such prepayment, or any requirement otherwise contained herein to pay all other amounts as the same become due and payable.

Section 2.15.           General Provisions Regarding Payments.

(a)            All payments by the Company of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent, for the account of Lenders not later than 2:00 p.m. (New York City time) to Administrative Agent's Account or via wire transfer of immediately available funds to the account of Administrative Agent most recently designated by it for such purpose by notice to the Company; funds received by Administrative Agent (or Lenders, as applicable) after that time on such due date shall be deemed to have been paid by the Company on the next Business Day.

(b)            All payments in respect of the principal amount of any Loan shall be accompanied by (i) payment of accrued interest on the principal amount being repaid or prepaid, and (ii) all commitment fees and other amounts, in each case, payable with respect to the principal amount being repaid or prepaid.

(c)            Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(d)            Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender's applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(e)            Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(f)            The Lenders and the Company hereby authorize Administrative Agent to, and Administrative Agent shall, from time to time, at the direction of the Required Lenders, charge the Loan Account with any amount due and payable by the Company under any Loan Document.  Each of the Lenders and the Company agrees that Required Lenders shall have the right to provide such direction and Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 4.3 have been satisfied.  Any amount charged to the Loan Account shall be deemed Obligations hereunder.  The Lenders and the Company confirm that any charges which may be made to the Loan Account as herein provided will be made as an accommodation to the Company and solely at the discretion of Required Lenders.

(g)            Any payment by or on behalf of the Company hereunder that is not made in same day funds prior to 2:00 p.m.  (New York City time) to be a non-conforming payment.  Any such payment shall not be deemed to have been received until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  Administrative Agent, or Lenders, as applicable, shall give prompt written notice to the Company and each Lender if any payment is non-conforming.  Any non- conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 9.1(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.9 from the date such amount was due and payable until the date such amount is paid in full.

(h)            At any time an Application Event has occurred and is continuing, or the maturity of the Obligations shall have been accelerated pursuant to Section 9.1, all payments or proceeds received by any Agent hereunder or under any Collateral Document in respect of any of the Obligations, including, but not limited to all proceeds received by any Agent or Lender in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied in full or in part as follows:

first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Agents until paid in full;

second, ratably to pay the Obligations in respect of any fees, expense reimbursements and indemnities then due and payable to the Lenders and all amounts charged to the Loan Account until paid in full;

third, interest then due and payable in respect of the Term A Loans until paid in full;

fourth, ratably to pay principal of the Term A Loans until paid in full;

fifth, interest then due and payable in respect of the Term B Loans until paid in full;

sixth, ratably to pay principal of the Term B Loans until paid in full;

seventh, to the ratable payment of all other Obligations then due and payable until paid in full.

(i)            For purposes of Section 2.15(h) "paid in full" means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest, default interest, interest on interest, and expense reimbursements.

(j)            In the event of a direct conflict between the priority provisions of Section 2.15(h) and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of Section 2.15(h) shall control and govern.

Section 2.16.                      Ratable Sharing.  Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the "Aggregate Amounts Due" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify each Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Loan Party or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Each Loan Party expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set off or counterclaim with respect to any and all monies owing by such Loan Party to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

Section 2.17.           Making or Maintaining LIBOR Rate Loans.

(a)            Inability to Determine Applicable Interest Rate.  In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Rate Loans on the basis provided for in the definition of Adjusted LIBOR Rate, Administrative Agent shall on such date give notice (by facsimile or by telephone confirmed in writing) to the Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Rate Loans until such time as Administrative Agent notifies the Company and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Company.

(b)            Illegality or Impracticability of LIBOR Rate Loans.  In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Company and Agents) that the making, maintaining or continuation of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market or such Lender has determined that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to such Lender of making or maintaining loans at the LIBOR Rate, then, and in any such event, such Lender shall be an "Affected Lender" and it shall on that day give notice (by facsimile or by telephone confirmed in writing) to the Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each Lender).  Thereafter (A) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (B) to the extent such determination by the Affected Lender relates to a LIBOR Rate Loan then being requested by the Company pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (C) the Affected Lender's obligation to maintain its outstanding LIBOR Rate Loans (the "Affected Loans") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (D) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Rate Loan then being requested by the Company pursuant to a Funding Notice or a Conversion/Continuation Notice, the Company shall have the option, subject to the provisions of Section 2.17(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by facsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each Lender).  Except as provided in the immediately preceding sentence, nothing in this Section 2.17(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Rate Loans in accordance with the terms hereof.

(c)            Compensation for Breakage or Non-Commencement of Interest Periods.  The Company shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any LIBOR Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its LIBOR Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by the Company.

(d)            Booking of LIBOR Rate Loans. Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)            Assumptions Concerning Funding of LIBOR Rate Loans.  Calculation of all amounts payable to a Lender under this Section 2.17 and under Section 2.18 shall be made as though such Lender had actually funded each of its relevant LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (a)(i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.17 and under Section 2.18.

Section 2.18.           Increased Costs; Capital Adequacy.

(a)            Compensation For Increased Costs and Taxes.  Subject to the provisions of Section 2.19 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-Governmental Authority (whether or not having the force of law):  (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of Adjusted LIBOR Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to the Company (with a copy to Agents) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)            Capital Adequacy Adjustment.  In the event that any Lender shall have determined that the adoption, effectiveness, phase in or applicability after the Interim Facility Effective Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by the Company from such Lender of the statement referred to in the next sentence, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after tax basis for such reduction.  Such Lender shall deliver to the Company (with a copy to Agents) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

Section 2.19.           Taxes; Withholding, etc.

(a)            Withholding of Taxes.  All sums payable by any Loan Party hereunder and under the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax, other than (i) Taxes imposed on or measured by the recipient's net income (however denominated) and franchise Taxes imposed on the recipient, in both cases, (A) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (B) as the result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document), (ii) in the case of a Lender, United States federal income withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which such Lender becomes a party hereto or such Lender changes its lending office, except that this clause (ii) shall not apply to the extent that, pursuant to this Section 2.19 amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such recipient's failure to comply with Section 2.19(d) and (iv) Taxes imposed under FATCA (all such non-excluded Taxes, collectively or individually, "Indemnified Taxes").  If any Loan Party or any other Person is required by law to make any deduction or withholding on account of any Indemnified Tax or Other Tax from any sum paid or payable by any Loan Party to any Agent or any Lender under any of the Loan Documents:  (1) the Company shall notify Agents of any such requirement or any change in any such requirement as soon as the Company becomes aware of it; (2) the Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Loan Party) for its own account or (if that liability is imposed on any Agent or such Lender, as the case may be) on behalf of and in the name of such Agent or such Lender; (3) the sum payable by such Loan Party shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, such Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (4) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, the Company shall deliver to Agents evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

(b)            Other Taxes.  The Loan Parties shall pay to the relevant Governmental Authorities any present or future stamp or documentary Taxes or any other excise or property Taxes that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document ("Other Taxes").  Within thirty days after paying any such Other Taxes, each Loan Party shall deliver to Agents and Lenders evidence satisfactory to Agents and Lenders that such Other Taxes have been paid to the relevant Governmental Authority.

(c)            Tax Indemnification.  The Loan Parties hereby jointly and severally indemnify and agree to hold each Agent and each Lender harmless from and against all Indemnified Taxes and Other Taxes (including, without limitation, Indemnified Taxes and Other Taxes imposed on any amounts payable under this Section 2.19) paid by such Person, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted.  Such indemnification shall be paid within ten days from the date on which any Agent or Lender makes written demand therefor specifying in reasonable detail the nature and amount of such Indemnified Taxes or Other Taxes.

(d)            Tax Documentation.

(i)           Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and Administrative Agent, at the time or times reasonably requested by the Company or Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Company or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Company or Administrative Agent as will enable the Company or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(d)(ii)(A), (ii)(B) and (ii)(C) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing,

(A)           Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a "Non-US Lender") shall deliver to Administrative Agent (for transmission to the Company upon the Company's written request), on or prior to the date hereof (in the case of each Lender listed on the signature pages hereof on the date hereof) or on or prior to the date such Person becomes a Lender hereunder, and at such other times as may be necessary in the determination of Administrative Agent (in its reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8IMY (with appropriate attachments), W-8BEN or W-8ECI (or any successor forms), as applicable, properly completed and duly executed by such Lender to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents, and (ii) if such Lender is claiming exemption from United States federal income tax under Section 871(h) or 881(c) of the Internal Revenue Code, a Certificate Regarding Non-Bank Status, properly completed and duly executed by such Lender.  Each Lender required to deliver any forms or certificates with respect to United States federal income tax withholding matters pursuant to this Section 2.19(d) hereby agrees, from time to time after the initial delivery by such Lender of such forms or certificates, whenever a lapse in time or change in circumstances renders such forms or certificates obsolete or inaccurate in any material respect, that such Lender shall deliver to Administrative Agent (for transmission to the Company upon the Company's written request) two new original copies of Internal Revenue Service Form W-8IMY (with appropriate attachments thereto), W-8BEN or W-8ECI, as applicable, and, if applicable, a Certificate Regarding Non-Bank Status (or any successor forms), as the case may be, properly completed and duly executed by such Lender, or notify Administrative Agent and the Company of its inability to deliver any such forms or certificates.  Notwithstanding the above, a Non-US Lender shall not be required to deliver any form pursuant to Section 2.19(d)(i) that such Non-US Lender is not legally able to deliver.

(B)           If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company and Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Company or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Company or Administrative Agent as may be necessary for the Company and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.19(d)(ii)(B), FATCA shall include any amendments made to FATCA after the date of this Agreement.  Notwithstanding the above, a Lender shall not be required to deliver any form or other form of documentation pursuant to this Section 2.19(d)(ii)(B) that such Lender is not legally able to deliver.

(C)           Each Lender that is a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes shall deliver to Administrative Agent (for transmission to the Company upon the Company's written request), on or prior to the Interim Facility Effective Date (in the case of each such Lender listed on the signature pages hereof on the Interim Facility Effective Date) or on or prior to the date such Person becomes a Lender hereunder, and at such other times as may be necessary in the determination of Administrative Agent (in its reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-9 (or any successor forms) properly completed and duly executed by such Lender to establish that such Lender is not subject to United States backup withholding taxes with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents.

(e)            Treatment of Certain Refunds.  If any Agent or Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.19, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Agent or Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Agent or Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or Lender in the event the Agent or Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Agent or Lender be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Agent or Lender in a less favorable net after-Tax position than such Agent or Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Agent or Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

Section 2.20.           Obligation to Mitigate.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.17, 2.18 or 2.19, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.17, 2.18 or 2.19 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments or Loans or the interests of such Lender; provided such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 unless the Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above.  A certificate as to the amount of any such expenses payable by the Company pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

Section 2.21.          Defaulting Lenders.  Anything contained herein to the contrary notwithstanding, in the event that any Lender violates any provision of Section 10.5(c), or, other than at the direction or request of any regulatory agency or authority, defaults (in each case, a "Defaulting Lender") in its obligation to fund (a "Funding Default") any Loan (in each case, a "Defaulted Loan"), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a "Lender" for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess, if any, with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Loans shall, if Required Lenders so direct at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the Commitment of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Loans shall, if Required Lenders so direct at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that the Company shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); and (c) such Defaulting Lender's Commitment shall be excluded for purposes of calculating the Commitment fee payable to the Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any fee pursuant to Section 2.10 with respect to such Defaulting Lender's Commitment in respect of any Default Period with respect to such Defaulting Lender.  No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.21, performance by the Company of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.21.  The rights and remedies against a Defaulting Lender under this Section 2.21 are in addition to other rights and remedies which the Company may have against such Defaulting Lender with respect to any Funding Default and which any Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default or violation of Section 10.5(c).

Section 2.22.           [Intentionally Omitted].

Section 2.23.           [Intentionally Omitted].

ARTICLE III

SECURITY AND ADMINISTRATIVE PRIORITY

Section 3.1.             Collateral; Grant of Lien and Security Interest.

(a)           As security for the full and timely payment and performance of all of the Obligations, each Loan Party hereby, assigns, pledges and grants to Collateral Agent, for the benefit of the Agents and the Lenders, a first priority security interest in and to and Lien on all of the “DIP Collateral” (as defined in the Bankruptcy Court Orders) (all property of the Loan Parties subject to the security interest referred to in this Section 3.1(a) being hereinafter collectively referred to as the "Collateral").

(b)           Upon entry of the Interim Bankruptcy Court Order or Final Bankruptcy Court Order, as the case may be, the Liens and security interests in favor of Collateral Agent referred to in Section 3.1(a) hereof shall be valid and perfected Liens and security interests in the Collateral, prior to all other Liens and security interests in the Collateral, other than the Permitted Priority Liens.  Such Liens and security interests and their priority shall remain in effect until the Commitments shall have been terminated and all Obligations shall have been repaid in cash in full.

(c)           Notwithstanding anything herein to the contrary (i) all proceeds, income and other revenues received by the Company, any Subsidiary of the Company or the Agents or any Lender from the Collateral subject to the Liens granted in this Section 3.1 or under any other Loan Document or by the Bankruptcy Court Orders shall be subject to the prior payment of Carve-Out Expenses to the extent set forth in the Bankruptcy Court Orders, and (ii) no Person entitled to Carve-Out Expenses shall be entitled to sell or otherwise dispose, or seek or object to the sale or other disposition, of any Collateral.

Section 3.2.             Administrative Priority.  Each of the Loan Parties agrees for itself that the Obligations of such Person shall, pursuant to Section 364(c)(1) of the Bankruptcy Code, constitute allowed administrative expenses in the Chapter 11 Cases, having priority over all administrative expenses of and unsecured claims against such Person now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 503(b), 506(c), 507(a), 507(b), 546(c), 552(b), 726, 1113 and 1114 of the Bankruptcy Code, subject only to the prior payment of Carve-Out Expenses to the extent set forth in the Bankruptcy Court Orders.

Section 3.3.             Grants, Rights and Remedies.  The Liens and security interests granted pursuant to Section 3.1(a) hereof and the administrative priority granted pursuant to Section 3.2 hereof may be independently granted by the Loan Documents and by other Loan Documents hereafter entered into.  This Agreement, the Bankruptcy Court Orders and such other Loan Documents supplement each other, and the grants, priorities, rights and remedies of the Agents and the Lenders hereunder and thereunder are cumulative.

Section 3.4.             No Filings Required.  The Liens and security interests referred to herein shall be deemed valid and perfected by entry of the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, as the case may be, and entry of the Interim Bankruptcy Court Order shall have occurred on or before the date of any Loan and entry of the Final Bankruptcy Court Order shall have occurred on or before the date of any Loan made during the Final Period.  Collateral Agent shall not be required to file any financing statements, mortgages, vessel mortgages, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the Lien and security interest granted by or pursuant to this Agreement, the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, as the case may be, or any other Loan Document.

Section 3.5.             Survival.  The Liens, lien priority, administrative priorities and other rights and remedies granted to the Agents and the Lenders pursuant to this Agreement, the Bankruptcy Court Orders and the other Loan Documents (specifically including, but not limited to, the existence, perfection and priority of the Liens and security interests provided herein and therein, and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of Indebtedness by any Loan Party (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of any of the Chapter 11 Cases, or by any other act or omission whatsoever.  Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

(a)           except for the Carve-Out Expenses to the extent set forth in the Bankruptcy Court Orders, no costs or expenses of administration which have been or may be incurred in the Chapter 11 Cases or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on parity with any claim of the Agents and the Lenders against any Loan Party in respect of any Obligation;

(b)           the Liens in favor of the Agents and the Lenders set forth in Section 3.1(a) hereof shall constitute valid and perfected first priority Liens and security interests, subject only to Permitted Priority Liens to which such Liens and security interests may be subordinate and junior, and shall be prior to all other Liens and security interests, now existing or hereafter arising, in favor of any other creditor or any other Person whatsoever; and

(c)           the Liens in favor of the Agents and the Lenders set forth herein and in the other Loan Documents shall continue to be valid and perfected without the necessity that Collateral Agent file financing statements, mortgages or otherwise perfect its Lien under applicable non-bankruptcy law.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1.             Interim Facility Effective Date.  The Credit Extension on the Interim Facility Effective Date was made upon the satisfaction of the conditions set forth in the Commitment Letter.

Section 4.2.             Conditions Precedent to Final Facility Effectiveness.  The obligation of any Agent or any Lender to make any Loan during the Final Period shall commence as of the Business Day (the "Final Facility Effective Date") when each of the following conditions precedent shall have been satisfied in a manner reasonably satisfactory to the Required Lenders or their advisors (it being agreed and understood that no Loan shall be made unless the requirements of Section 11.22 that are required to occur prior to funding have occurred):

(a)            Final Bankruptcy Court Order, Etc.  The Final Bankruptcy Court Order shall have been signed and entered by the Bankruptcy Court within a date which is 45 days following the date of the entry of the Interim Facility Bankruptcy Court Order, and Administrative Agent and the Lenders (or their respective counsel) shall have received a true and complete copy of such order, and such order shall be in full force and effect and shall not be subject to a pending appeal or have been reversed, modified, amended, stayed or vacated absent the prior written consent of the Agents and the Required Lenders.

(b)            Loan Documents. Administrative Agent and the Lenders (or their respective counsel) shall have received sufficient copies of this Agreement, each other Loan Document and any other documents reasonably required by Administrative Agent or the Lenders executed and delivered by the parties thereto.

(c)            Organizational Documents; Incumbency. Collateral Agent or the Lenders (or their respective counsel) shall have received (i) sufficient copies of the Organizational Documents of each Loan Party, executed and delivered by each Loan Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Final Facility Effective Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Final Facility Effective Date, certified as of the Final Facility Effective Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Loan Party's jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Final Facility Effective Date; and (v) such other documents as Required Lenders may reasonably request

(d)            Legality.  The making of the Loans on the Final Facility Effective Date shall not contravene any law, rule or regulation applicable to any Agent or any Lender.

(e)            Budget.  Lenders shall have received from the Company the Budget, together with an officers' certificate from the Company's chief executive officer and chief financial officer regarding the Budget and containing the certifications set forth in Section 5.8.

(f)            Liens; Priority.  The Required Lenders shall be satisfied that Collateral Agent has been granted, and still continues to hold, for the benefit of the Agents and the Lenders a perfected, first priority Lien on and security interest in all of the Collateral, subject only to Permitted Priority Liens.  At the request of the Required Lenders, Collateral Agent shall receive UCC, tax and judgment Lien searches and title reports with respect to all real property owned by the Loan Parties and other appropriate evidence, evidencing the absence of any Liens or mortgages on the Collateral, except Permitted Liens.

(g)            Personal Property Collateral. Collateral Agent shall have received:

(i)           evidence satisfactory to the Required Lenders of the compliance by each Loan Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents, together with appropriate financing statements on Form UCC-1 in proper form for filing in such office or offices as may be necessary or, in the opinion of Required Lenders, desirable to perfect the security interests purported to be created by each Pledge and Security Agreement; and

(ii)           evidence that each Loan Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, intellectual property security agreements (in recordable form) accompanied by appropriate search results from the U.S. Copyright Office and the U.S. Patent and Trademark Office).

(h)            Material Adverse Effect.  No event or development shall have occurred since the Filing Date which could reasonably be expected to have a Material Adverse Effect.

(i)            Delivery of Documents.  The Agents and the Lenders (or their respective counsel) shall have received each of the following documents, in each case, in form and substance reasonably satisfactory to the Required Lenders or their advisors:

(i)           fully executed and notarized Mortgages (or Mortgage amendments, to the extent permitted by the Required Lenders), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Estate Asset owned by the Loan Parties;

(ii)           [Intentionally Omitted];

(iii)           [Intentionally Omitted];

(iv)           [Intentionally Omitted];

(v)           [Intentionally Omitted];

(vi)           a Control Agreement with respect to each Deposit Accounts, Securities Account and Commodities Account maintained by any Loan Party which is required to be made subject to a Control Agreement pursuant to the terms of the Loan Documents;

(vii)           a share mortgage, in form and substance reasonably satisfactory to the Required Lenders, pursuant to which the Company shall pledge 65% of the Capital Stock of Global Geophysical Services, Ltd. to Collateral Agent for the benefit of the Agents and the Lenders; and

(viii)           such intellectual property documents as the Lenders may request.

(j)            Closing Certificate.  The Company shall have delivered to Administrative Agent and the Lenders (or their respective counsel) a Closing Certificate, together with all attachments thereto.

(k)            Insurance. The Lenders shall have received evidence that the Loan Parties have insurance (consistent with that set forth in Section 6.5) with respect to the Collateral in such amounts and scope as is acceptable to the Required Lenders, and the Agents and the Lenders (or their respective counsel) shall have received additional insured and loss payee endorsements, as applicable, with respect thereto, in form and substance reasonably acceptable to the Lenders.

(l)            Pre-Petition Obligations. Any and all agreements, filings or documents relating to any adequate protection granted to the Existing Lenders and the Existing Agents pursuant to the Interim Bankruptcy Court Order shall have been terminated.

Section 4.3.             Conditions to Each Credit Extension.

(a)            Conditions Precedent.  The obligation of each Lender to make any Loan on any Credit Date occurring after the Interim Facility Effective Date, is subject to the satisfaction, or waiver in accordance with Section 11.5, of the following conditions precedent:

(i)           Administrative Agent shall have received a fully executed and delivered Funding Notice, accompanied by the certificates specified in Section 2.1(c)(ii);

(ii)           as of such Credit Date, the representations and warranties contained herein and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the Credit Date shall be true and correct in all material respects (except that such materiality qualifier shall not be applied to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the context thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such materiality qualifier shall not be applied to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the context thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date;

(iii)           as of such Credit Date, no Event of Default or Default shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension;

(iv)           the Loan Parties shall have paid (or shall pay concurrently with the funding of the Loans on such Credit Date) all fees, costs and expenses then payable by the Loan Parties pursuant to this Agreement and the other Loan Documents, including, without limitation, the Fee Letter, Section 2.10, and, to the extent invoiced, Section 11.2 hereof (including the fees and expenses of counsel to the Agents and the advisors to the Lenders); and

(v)           the making of such Loan shall not contravene any law, rule or regulation applicable to any Agent or any Lender.

(b)            Notices.  Any Notice shall be executed by an Authorized Officer of the Company in a writing delivered to Administrative Agent.  In lieu of delivering a Notice, the Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion or continuation, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation or conversion.  No Agent or Lender shall incur any liability to the Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of the Company or for otherwise acting in good faith.

Section 4.4.             Matters Regarding Perfection and Priority of Liens.  Notwithstanding anything contained herein, (i) except to the extent that a Lien on Collateral may be perfected solely by the filing of a UCC financing statement or by execution and delivery of the Pledge and Security Agreement or any Mortgage, none of the requirements set forth in Section 4.2 above with respect to the creation or perfection of a Lien in the Collateral shall constitute a condition precedent to the obligation of any Lender to make Loans on the Final Facility Effective Date and (ii) the delivery of insurance endorsements pursuant to Section 4.2 above shall not constitute a condition precedent to the obligations of any Lender to make Loans on the Final Facility Effective Date; provided that, in each case, the Company agrees to deliver, or cause to be delivered, such documents or take, or cause to be taken, such actions within 30 days after the Final Facility Effective Date (or such later date as the Required Lenders shall agree in their reasonable discretion).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Loan Party represents and warrants to each Agent and Lender, on the Interim Facility Effective Date and on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Interim Facility Effective Date are deemed to be made concurrently with the consummation of the transactions contemplated hereby):

Section 5.1.            Organization; Requisite Power and Authority; Qualification.  Each of the Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 5.1, (b) subject to the entry and the terms of the Bankruptcy Court Orders, has all requisite power and authority to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and, in the case of the Company, to make the borrowings hereunder, (c) subject to the entry and the terms of the Bankruptcy Court Orders, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted and (d) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect.

Section 5.2.            Capital Stock and Ownership.  The Capital Stock of each of the Company and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.  Except as set forth on Schedule 5.2, as of the Interim Facility Effective Date, there is no existing option, warrant, call, right, commitment or other agreement to which the Company or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of the Company or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by the Company or any of its Subsidiaries of any additional membership interests or other Capital Stock of the Company or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of the Company or any of its Subsidiaries.  Schedule 5.2 correctly sets forth the ownership interest of the Company and each of its Subsidiaries in their respective Subsidiaries as of the Interim Facility Effective Date.

Section 5.3.            Due Authorization.  The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

Section 5.4.            No Conflict.  The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to the Company or any of its Subsidiaries, any of the Organizational Documents of the Company or any of its Subsidiaries, or any order, judgment or decree (including, without limitation, any order entered in the Chapter 11 Cases) of any court or other agency of government binding on the Company or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of the Company or any of its Subsidiaries (other than conflicts, breaches and defaults the enforcement of which will be stayed by virtue of the filing of the Chapter 11 Cases); (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Collateral Agent, on behalf of Secured Parties); (d) result in any default, non-compliance, suspension revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization or approval applicable to its operations or any of its properties; or (e) require any approval of stockholders, members or partners or any approval or consent of any Person under any material Contractual Obligation of the Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Interim Facility Effective Date and disclosed in writing to the Lenders.

Section 5.5.             Governmental Consents.  The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for (i) the entry of the Bankruptcy Court Orders, (ii) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation and (iii) any registrations with, consents or approvals of, notices to, or other actions to, with or by any Governmental Authority which have already been obtained, taken, given or made.

Section 5.6.            Binding Obligation.  Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

Section 5.7.            Financial Statements.  As of the Final Facility Effective Date, the financial statements set forth in Company’s annual report on form 10-K for the Fiscal Year ended December 31, 2013 have been prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the date thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for the period then ended.

Section 5.8.            Budget.  The Budget has been prepared on a reasonable basis and in good faith by the Company, is based on good faith estimates and assumptions made by the management of the Company that are reasonable at the time made and upon the best information then reasonably available to the Company, and the Company is not aware of any facts or information that would lead it to believe that such Budget is not attainable.

Section 5.9.             No Material Adverse Effect.  Since the Filing Date, no event, circumstance or change has occurred that has caused, either in any case or in the aggregate, a Material Adverse Effect.

Section 5.10.          Adverse Proceedings, etc.  There are no Adverse Proceedings that, individually or in the aggregate, (a) relate to any Loan Document or the transactions contemplated hereby or thereby or (b) would reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries (i) is in violation of any applicable laws that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.11.          Payment of Taxes.  Except as otherwise permitted under Section 6.3, all tax returns and reports of the Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes due and payable and all assessments, fees and other governmental charges upon the Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable.  The Company knows of no proposed tax assessment against the Company or any of its Subsidiaries in excess of $100,000 in the aggregate (i) which is not being actively contested by the Company or such Subsidiary in good faith and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor; or (ii) the payment or enforcement of which is not stayed as a result of the Chapter 11 Cases.

Section 5.12.           Properties.

(a)            Title.  Each of the Company and its Subsidiaries has (i) good, sufficient, marketable and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good and valid title to (in the case of all other personal property), all of their respective tangible and intangible properties and assets (other than immaterial (with respect to the ability of the Loan Parties taken as whole to perform their obligations under the Loan Documents) properties and assets). All such material properties and assets are in working order and condition, ordinary wear and tear excepted, and except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b)            Real Estate.  As of the Interim Facility Effective Date, Schedule 5.12 contains a true, accurate and complete list of (i) all Real Estate Assets and (ii) the termination date, lessor and annual base rent under each lease or sublease.  Each agreement described in clause (ii) of the immediately preceding sentence is in full force and effect and the Company does not have knowledge of any default that has occurred and is continuing thereunder that is not stayed as a result of the Chapter 11 Cases, and each such agreement that is material to the operations of the Company and its Subsidiaries, taken as a whole, constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles, in each case, other than leases terminated in the ordinary course of business after the Interim Facility Effective Date.

Section 5.13.           Environmental Matters.  Except as is not reasonably expected to have a Material Adverse Effect:

(a)           No Environmental Claim has been asserted against any Loan Party or any predecessor in interest nor has any Loan Party received notice of any threatened or pending Environmental Claim against such Loan Party or any predecessor in interest.

(b)           There has been no Release or threatened Release of Hazardous Materials in violation of Environmental Law at any of the properties currently or formerly owned or operated by any Loan Party or any predecessor in interest, or to the knowledge of any Loan Party, at any properties formerly owned or operated by any Loan Party or predecessor in interest or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest.

(c)           The operation of the business of, and each of the properties owned or operated by, each Loan Party are in compliance with all Environmental Laws.

(d)           Each Loan Party holds and is in compliance with all Governmental Authorizations required under any Environmental Laws in connection with the operations carried on by it and the properties owned or operated by it.

(e)           No event or condition has occurred or is occurring with respect to any Environmental Law, any Release or threatened Release of Hazardous Materials, or any Hazardous Materials Activity which could reasonably be expected to form the basis of an Environmental Claim against any Loan Party.

(f)           No Loan Party has received any notification pursuant to any Environmental Laws that (i) any work, repairs, construction or Capital Expenditures are required to be made in respect of, or as a condition of, continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (ii) any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated.

(g)            The Loan Parties have made available to the Agents and the Lenders (or their respective counsel) true and complete copies of all environmental reports, audits and investigations related to the Real Property or the operations of the Loan Parties.

Section 5.14.          No Defaults.  Neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, except, in each case, where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect.

Section 5.15.           Material Contracts.  Schedule 5.15, together with any updates provided pursuant to Section 6.1(l), contains a true, correct and complete list of all the Material Contracts; except to the extent resulting from the Chapter 11 Cases or related to the entry and terms of the Bankruptcy Court Orders, such Material Contracts are in full force and effect, except to the extent resulting from, or relating to, the entry and the terms of the Bankruptcy Court Orders, and no defaults exist thereunder (other than as described in Schedule 5.15).

Section 5.16.           Governmental Regulation.  Neither the Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding the Company Act of 2005, the Federal Power Act or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  Neither the Company nor any of its Subsidiaries is a "registered investment company" or a company "controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment the Company Act of 1940 or otherwise subject to regulation under the Investment the Company Act of 1940.

Section 5.17.           Margin Stock.  Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Loans made to such Loan Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Section 5.18.           Employee Matters.  Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against the Company or any of its Subsidiaries, or to the best knowledge of the Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Company or any of its Subsidiaries or to the best knowledge of the Company, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving the Company or any of its Subsidiaries, and (c) to the best knowledge of the Company, no union representation question existing with respect to the employees of the Company or any of its Subsidiaries and, to the best knowledge of the Company, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) as would not reasonably be expected to have a Material Adverse Effect.

Section 5.19.           Employee Benefit Plans.  The Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan.  Each Pension Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Pension Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Pension Plan to lose its qualified status.  No material liability to the PBGC (other than required premium payments) or the Internal Revenue Service has been or is expected to be incurred by the Company, any of its Subsidiaries or any of their ERISA Affiliates.  No ERISA Event has occurred or is reasonably expected to occur.  Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates. No Pension Plan has become subject to the funding based benefit restrictions under Section 436 of the Code.  As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is not greater than $25,000.  The Company, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

Section 5.20.          Certain Fees.  No broker's or finder's fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

Section 5.21.          [Intentionally Omitted].

Section 5.22.          Compliance with Statutes, etc.  Each of the Company and its Subsidiaries is in compliance with (i) its organizational documents and (ii) all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.23.           Intellectual Property. As of the Interim Facility Effective Date, each of the Company and its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, and licenses that are necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 5.23 is a true, correct, and complete listing of all material trademarks, trade names, copyrights, patents, and licenses as to which the Company or one of its Subsidiaries is the owner or is an exclusive licensee as of the Interim Facility Effective Date.

Section 5.24.           [Intentionally Omitted].

Section 5.25.           Customers and Suppliers.  Except to the extent resulting from, or related to, the entry and the terms of the Chapter 11 Cases or the Bankruptcy Court Orders, there exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (a) any of the Company or its Subsidiaries, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any of the Company or its Subsidiaries are individually or in the aggregate material to the business or operations of such Loan Party or any of its Subsidiaries, or (b) any of the Company or its Subsidiaries, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any of the Company or its Subsidiaries are individually or in the aggregate material to the business or operations of the Company or its Subsidiaries, in each case, that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

Section 5.26.          Insurance.  Each of the Company and its Subsidiaries keeps its property adequately insured and maintains (a) insurance to such extent and against such risks as is customary with companies in the same or similar businesses, (b) workmen's compensation insurance in the amount required by applicable law, (c) public liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (d) such other insurance as may be required by law or as may be reasonably required by Required Lenders.  Schedule 5.26 sets forth a list of all insurance maintained by each Loan Party on the Interim Facility Effective Date.

Section 5.27.          [Intentionally Omitted].

Section 5.28.          Permits, Etc.  Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, which, if not obtained, would reasonably be expected to have a Material Adverse Effect. Other than the pending of the Chapter 11 Cases or the entry of any order of the Bankruptcy Court, no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except, to the extent any such condition, event or claim would not reasonably be expected to have a Material Adverse Effect.

Section 5.29.          Bank Accounts and Securities Accounts.  Schedule 5.29 sets forth a complete and accurate list as of the Interim Facility Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

Section 5.30.          Security Interests.  The Pledge and Security Agreement creates in favor of Collateral Agent, for the benefit of Secured Parties, a legal, valid and enforceable security interest in the Collateral secured thereby.  Upon the filing of the UCC-1 financing statements described in Section 4.1(g) and the recording of the Collateral Assignments for Security referred to in each Pledge and Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, such security interests in and Liens on the Collateral granted thereby shall be perfected, first priority security interests, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (a) the filing of continuation statements in accordance with applicable law, (b) the recording of the Collateral Assignments for Security pursuant to each Pledge and Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights, (c) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign intellectual property and (d) the taking of appropriate actions under applicable state law to perfect the Lien of Collateral Agent with respect to any asset of any Loan Party that is subject to a certificate of title.

Section 5.31.           PATRIOT ACT and FCPA.  To the extent applicable, each Loan Party is in compliance with (a) the laws, regulations and Executive Orders administered by OFAC, and (b) the Bank Secrecy Act, as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act ) of 2001 (the "PATRIOT Act").  Neither the Loan Parties nor any of their officers, directors, employees or agents acting on the Loan Parties' behalf shall use the proceeds of the Loans to make any payments, directly or indirectly (including through any third party intermediary), to any Foreign Official in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the "FCPA").  None of the Loan Parties nor any Subsidiary of any Loan Parties, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Terrorism Laws.  None of the Loan Parties, nor any Subsidiary of any Loan Parties, or their respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is a Blocked Person.  None of the Loan Parties, nor any of their agents acting in any capacity in connection with the Loans or other transactions hereunder (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any OFAC Sanctions Programs.

Section 5.32.           [Intentionally Omitted].

Section 5.33.           Disclosure.  No representation or warranty of any Loan Party contained in any Loan Document or in any other documents, certificates or written statements furnished to the Lenders by or on behalf of the Company or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to the Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.  There are no facts known to the Company (other than matters of a general economic nature) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated hereby.

Section 5.34.          [Intentionally Omitted].

Section 5.35.          Use of Proceeds.  The proceeds of the Loans shall be used in accordance with the terms of the Budget (subject to Permitted Deviations) (a)(i) to pay for the fees, costs and expenses incurred in connection with the transactions contemplated hereby and in connection with the Chapter 11 Cases and (ii) to fund working capital of the Loan Parties (including, without limitation, payments of fees and expenses to professionals under Sections 328 and 331 of the Bankruptcy Code and administrative expenses of the kind specified in Section 503(b) of the Bankruptcy Code incurred in the ordinary course of business of the Loan Parties or otherwise approved by the Bankruptcy Court (and not otherwise prohibited under this Agreement)) and (b) in the case of certain of the Loans made on the Final Facility Effective Date, to repay the Pre-Petition Obligations in full.  Without limiting the foregoing, none of the proceeds of the Loans, the Collateral or any portion of the Carve-Out shall be used in connection with the investigation, initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation that is prohibited by the Bankruptcy Court Orders or in any other way prohibited by the Bankruptcy Court Orders.

Section 5.36.          Administrative Priority; Lien Priority.

(a)            After the Interim Bankruptcy Court Order Entry Date or the Final Bankruptcy Court Order Entry Date, as the case may be, the Obligations of the Loan Parties will constitute allowed administrative expenses in the Chapter 11 Cases, having priority in payment over all other administrative expenses and unsecured claims against the Loan Parties now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 503(b), 506(c), 507(a), 507(b), 546(c), 552(b), 726, 1113 and 1114 of the Bankruptcy Code, subject only to the prior payment of Carve-Out Expenses to the extent set forth in the Bankruptcy Court Orders.

(b)            Upon entry of the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, as the case may be, the Lien and security interest of Collateral Agent on the Collateral shall be a valid and perfected first priority Lien, subject only to Permitted Priority Liens.

(c)            On or after the Interim Bankruptcy Court Order Entry Date and prior to the Final Bankruptcy Court Order Entry Date, the Interim Bankruptcy Court Order is in full force and effect, and has not been reversed, modified, amended, stayed or vacated absent the written consent of the Agents, the Required Lenders and the Company, and after the Final Bankruptcy Court Order Entry Date, the Final Bankruptcy Court Order is in full force and effect, is not subject to a pending appeal, and has not been reversed, modified, amended, stayed or vacated absent the consent of the Agents and the Required Lenders.

Section 5.37.                      Appointment of Trustee or Examiner; Liquidation.  No order has been entered in any Chapter 11 Case (a) for the appointment of a Chapter 11 trustee, (b) for the appointment of an examiner with enlarged powers (beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code or (c) to convert any Chapter 11 Case to a Chapter 7 case or to dismiss any Chapter 11 Case.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that so long as any Commitment is in effect and until indefeasible payment in full of all Obligations (other than contingent obligations for which no claim has been made), each Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article VI.

Section 6.1.             Financial Statements and Other Reports.  Unless otherwise provided below, the Company will deliver to the Administrative Agent and the advisors to the Lenders:

(a)            Monthly Reports.  As soon as available, and in any event within 30 days after the end of each month (commencing with the month ending April 30, 2014), the consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, consolidated statements of stockholders' equity, consolidated statements of cash flows of the Company and its Subsidiaries and consolidated EBITDA of the Company and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a schedule of reconciliations for any reclassifications with respect to prior months or periods (and, in connection therewith, copies of any restated financial statements for any impacted month or period), a Financial Officer Certification and a Narrative Report with respect thereto;

(b)            Quarterly Financial Statements.  As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year (including the fourth Fiscal Quarter), the consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c)            Annual Financial Statements.  Subject to the Final Bankruptcy Court Order approving and permitting the Company to pay the fees and expenses of its auditors and tax accountants, as soon as available, and in any event within 90 days after the end of each Fiscal Year (or, if earlier, 15 days after the date required to be filed with the SEC), or in the case of the Fiscal Year ended December 31, 2013, April 30, 2014, (i) the consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such annual consolidated financial statements a report thereon of UHY LLP or other independent certified public accountants of recognized national standing selected by the Company, and reasonably satisfactory to the Required Lenders (which report shall be unqualified as to scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in the financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(d)            Compliance Certificate.  Together with each delivery of financial statements of the Company and its Subsidiaries pursuant to Section 6.1(b) or Section 6.1(c), a duly executed and completed Compliance Certificate;

(e)            Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in accounting principles and policies after the Filing Date, the consolidated financial statements of the Company and its Subsidiaries delivered pursuant to Section 6.1(b) or Section 6.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to the Required Lenders;

(f)            Notice of Default.  Promptly (but in any event within five (5) Business Days) upon any officer of the Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to the Company or the Company with respect thereto; or (ii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Company has taken, is taking and proposes to take with respect thereto;

(g)            Notice of Litigation.  Promptly (but in any event within three (3) Business Days) upon any officer of the Company obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by the Company to the Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, would be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Company to enable Lenders and their counsel to evaluate such matters;

(h)            ERISA.  (i) Promptly (but in any event within three (3) Business Days) upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking and proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (B) all notices received by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (C) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as any Agent or the Required Lenders shall reasonably request;

(i)            Budget and Budget Reconciliation.

(i)           Not later than two (2) Business Days prior to (x) April [●], 2014 and (y) each four-week period thereafter, deliver to the Agents, the Lenders and the advisors to the Lenders an updated Budget for the succeeding 13-week period and an officers' certificate from the Company's chief executive officer and chief financial officer regarding the Budget and containing the certifications set forth in Section 5.8, which Budget, upon approval thereof by the Lenders, shall become the Budget for all purposes of the Loan Documents;

(ii)           By not later than 5:00 p.m. (NY time) on Tuesday of each week (commencing with the first full calendar week following the Filing Date), a variance report prepared by the Company and its advisors, in form and substance acceptable to the Lenders in their sole and absolute discretion (an "Approved Variance Report"), showing comparisons of actual results for each line item against such line item in the Budget for such preceding week and on a cumulative basis for the four immediately preceding weeks (or if fewer than four weeks have lapsed since the Filing, cumulatively from the Petition Date), accompanied by a narrative explanation, in detail reasonably satisfactory to the Lenders, of each adverse variance in excess of 15% with respect to any line item during such week or in excess of any Permitted Deviation with respect to any line item during such Budget Period; and

(iii)           Notwithstanding anything contained in clauses (i) or (ii) above to the contrary, the Company shall be permitted to deliver to the Agents, the Lenders and the advisors to the Lenders an updated Budget as frequently as the Company may elect, but no less frequently than every four weeks, which Budget, upon approval thereof by the Required Lenders, shall become the Budget for all purposes of the Loan Documents.

(j)            Insurance Report.  As soon as practicable and in any event by May 30 of each year (or such other date as may be agreed to by the Company and the Required Lenders from time to time), a report in form and substance reasonably satisfactory to the Required Lenders outlining all material insurance coverage maintained as of the date of such report by the Company and its Subsidiaries and all material insurance coverage planned to be maintained by the Company and its Subsidiaries in the immediately succeeding annual period;

(k)            Notice of Change in Board of Directors.  With reasonable promptness, written notice of any change in the Board of Directors (or similar governing body) of the Company or any of its Subsidiaries;

(l)            Notice Regarding Material Contracts.  Promptly (but in any event within five (5) Business Days) (i) after any Material Contract of the Company or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to the Company or such Subsidiary, as the case may be, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent, and an explanation of any actions being taken with respect thereto;

(m)            Environmental Reports and Audits.  Within ten (10) days following the receipt thereof, copies of all environmental audits and reports (including Phase I Reports) with respect to any environmental matter which resulted in or would reasonably be expected to have a Material Adverse Effect;

(n)            Information Regarding Collateral.  The Company will furnish to Collateral Agent prior written notice of any change in any Loan Party's (a) corporate name, (b) identity or corporate structure, (c) Federal Taxpayer Identification Number, (d) sole place of business, (e) chief executive office, or (f) jurisdiction of organization.  The Company agrees not to effect or permit any change referred to in the preceding sentence unless the Company has delivered to Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A to the Pledge and Security Agreement, together with all Supplements to Schedules thereto, prior to any such change or establishment, identifying such new proposed name, identity, corporate structure, Federal Taxpayer Identification Number, sole place of business, chief executive office, jurisdiction of organization and providing such other information in connection therewith as Collateral Agent may reasonably request, and all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest with the same or better priority in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents.  The Company also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;

(o)            [Intentionally Omitted];

(p)            Aging Reports.  Together with each delivery of financial statements of the Company and each other Loan Party pursuant to Sections 6.1(a), 6.1(b), and 6.1(c), (i) a summary of the accounts receivable aging report of each Loan Party as of the end of such period, (ii) a summary of accounts payable aging report of each Loan Party as of the end of such period and (iii) such other information as any Agent or the Required Lenders may reasonably request, in each case, all in detail and in form and substance reasonably satisfactory to the Required Lenders;

(q)            [Intentionally Omitted];

(r)            Creditors' Committee.  Promptly after the sending thereof, copies of all written reports (or other distributions) given by any Loan Party to any official or unofficial creditors' committee in the Chapter 11 Cases (other than materials provided at the request of any such committee that involve the committee’s inquiry into or investigation of claims or acts of any of the Lenders (whether in their capacity as Lenders hereunder or otherwise));

(s)            Seismic Crew Information.  Concurrently with the delivery of the financial statements required to be delivered pursuant to Sections 6.1(b) and 6.1(c), the Company shall deliver to Collateral Agent and the advisors to the Lenders (i) a copy of the report prepared by the Company consistent with past practice, showing the projected usage of any and all seismic crews owned or operated by the Loan Parties for the ensuing three calendar months and (ii) a copy of the backlog reports and summary of the location of each seismic crew and the status of each ongoing project for such crews prepared by the Company consistent with past practice; and

(t)            Other Information.  (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its security holders acting in such capacity or by any Subsidiary of the Company to its security holders other than the Company or another Subsidiary of the Company, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by the Company or any of its Subsidiaries to the public concerning material developments in the business of the Company or any of its Subsidiaries, (B) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party (other than a routine inquiry), (C) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters) submitted to any Loan Party by its auditors in connection with any annual interim audit of the books thereof and (D) such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by any Agent or the Required Lenders.

Each party hereto hereby acknowledges that materials and/or information (the “Company Materials”) may be provided on the IntraLinks/IntraAgency or another similar electronic system (the “Platform”) and that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material, non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States Federal and state securities laws, and who may be engaged in investment and other market-related activities. The Company hereby agrees that it will use commercially reasonable efforts to identify that portion of the Company Materials that may be distributed to the Public Lenders and that (w) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” by the Company which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking the Company Materials “PUBLIC,” the Company shall be deemed to have authorized Administrative Agent and the Lenders to treat such Company Materials as not containing any material, non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that Administrative Agent and the Lenders shall treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”).

Section 6.2.             Existence.  Except as otherwise permitted under Section 7.9, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and Governmental Authorizations, qualifications, franchises, licenses and permits material to its business and to the conduct of its business in each jurisdiction in which its business is conducted; provided no Loan Party or any of its Subsidiaries shall be required to preserve any such right or Governmental Authorizations, qualifications, franchise, licenses and permits if such Person's Board of Directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders; provided further that for the avoidance of doubt, the Company and each Loan Party shall be required to maintain their existence.

Section 6.3.             Payment of Taxes and Claims.  Each Loan Party will, and will cause each of its Subsidiaries to, file all foreign, federal, state, and other material tax returns required to be filed by the Company or any of its Subsidiaries and pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon (other than Taxes that do not exceed $100,000 in the aggregate), and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided no such Tax or claim need be paid (1) if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings operate to stay imposition of any penalty, fine or Lien resulting from the non-payment thereof, or (2) to the extent that compliance therewith or payment thereof or any enforcement action with respect thereto is excused or stayed as a result of the Chapter 11 Cases.  No Loan Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than the Company or any of its Subsidiaries).

Section 6.4.            Maintenance of Properties.  Each Loan Party will, and will cause each of its Subsidiaries to (a) maintain or cause to be maintained in good repair, working order and condition, consistent with industry practice and ordinary wear and tear excepted, all material properties necessary in the business of the Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, and (b) comply at all times with the provisions of all material leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except any non-compliance resulting in a default, the enforcement of which is stayed by the Chapter 11 Cases.

Section 6.5.            Insurance.

(a)            The Loan Parties will maintain or cause to be maintained, with financially sound and reputable insurers, casualty insurance, such public liability insurance, third-party property damage insurance or such other insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons and satisfactory to the Required Lenders.  Without limiting the generality of the foregoing, the Loan Parties will maintain or cause to be maintained (A) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System and (B) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses.  Each such policy of insurance shall (1) name Collateral Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear, and (2) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Required Lenders, that names Collateral Agent, on behalf of Secured Parties as the loss payee thereunder.

(b)            Each of the insurance policies required to be maintained under this Section 6.5 shall provide for at least thirty (30) days' prior written notice to Collateral Agent of the cancellation or substantial modification thereof.  Receipt of such notice shall entitle Collateral Agent (but Collateral Agent shall not be obligated) to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to this Section 6.5 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Loan Parties.

Section 6.6.             Inspections.  Each Loan Party will, and will cause each of its Subsidiaries to, (a) keep adequate books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Lender Group (including any consultants retained by the Lender Group which are reasonably necessary to verify any information delivered hereunder) to visit and inspect any of the properties of any Loan Party and any of its respective Subsidiaries (including Phase I Environmental Site Assessments), to conduct audits, valuations and/or field examinations of any Loan Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent accountants and auditors, all upon reasonable notice (so long as no Default or Event of Default has occurred and is continuing) and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that in no event shall the Lenders be permitted to conduct more than one such inspection or request more than one Phase I Environmental Site Assessment in any Fiscal Year.  So long as no Event of Default has occurred and is continuing, all such visits, audits, inspections, valuations and field examinations shall be coordinated by the advisors to the Lender Group.  The Loan Parties agree to pay the (i) examiner's out-of-pocket costs and expenses incurred in connection with all such visits, audits, inspections, valuations and field examinations and (ii) costs of all visits, audits, inspections, valuations and field examinations conducted by a third party on behalf of the Agents and the Lenders.  Without limiting the foregoing, the Loan Parties agree that the Agents and the Lender Group shall have the right to conduct patent, trademark and copyright searches with respect to the Loan Parties from time to time, and the Loan Parties agree to pay all out-of-pocket costs and expenses incurred by the Lender Group or Collateral Agent in connection with such searches.

Section 6.7.             Lenders Meetings and Conference Calls.

(a)            [Intentionally Omitted].

(b)            Within 30 days of delivery of financial statements and other information required to be delivered pursuant to Section 6.1(b), the Company shall cause its chief financial officer to participate in a conference call with Administrative Agent and all Lenders who choose to participate in such conference call during which conference call the chief financial officer shall review the financial condition of the Company and its Subsidiaries and such other matters as Collateral Agent or any Lender may reasonably request.

Section 6.8.             Compliance with Laws.  Each Loan Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any premises owned by such Loan Party to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), non-compliance with which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.9.            Environmental.

(a)           Each Loan Party shall (i) keep the Real Property free of any Environmental Liens; (ii) comply, and take all commercially reasonable efforts to cause all tenants and other Persons who may come upon any property owned or operated by it to comply, with all Environmental Laws in all material respects and provide to Collateral Agent any documentation of such compliance which Collateral Agent or any Lender may reasonably request; (iii) maintain and comply in all material respects with all Governmental Authorizations required under applicable Environmental Laws; (iv) take all efforts to prevent any unpermitted Release of Hazardous Materials on, at, under or migrating from any property owned or operated by any Loan Party; (v) undertake or cause to be undertaken any and all Remedial Actions in response to any Environmental Claim, Release of Hazardous Materials or violation of Environmental Law, to the extent required by Environmental Law or any Governmental Authority and to repair and remedy any impairment to the Real Property consistent with its current use and, upon request of Required Lenders, provide the Agents all data, information and reports generated in connection therewith.

(b)           Each Loan Party shall promptly (but in any event within five (5) Business Days) (i) notify the Agents in writing (A) if it knows, suspects or believes there may be a Release or threatened Release of Hazardous Materials in excess of any reportable quantity or material violation of Environmental Laws in, at, on, under or from any part of the Real Property or any improvements constructed thereon, (B) of any material Environmental Claims asserted against or Environmental Liabilities and Costs of any Loan Party or predecessor in interest or concerning any Real Property, (C) of any material failure to comply with Environmental Law at any Real Property or that is reasonably likely to result in an Environmental Claim asserted against any Loan Party, (D) any Loan Party's discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Real Property that could cause such Real Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, and (E) any notice of Environmental Lien filed against any Real Property, and (ii) provide such other documents and information as reasonably requested by Collateral Agent in relation to any matter pursuant to this Section 6.9(b).

(c)           At any time that an Event of Default relating to an environmental matter has occurred and is continuing, Collateral Agent or its representative shall have the right but not the duty, during normal business hours, upon reasonable prior notice to the Loan Parties, to enter and visit any Real Property for the purposes of observing the Real Property, taking and removing soil or groundwater samples and conducting investigations, audits and tests on any part of the Real Property, at the sole cost and expense of the Loan Parties, provided that Collateral Agent shall not have any duty to visit or observe the Real Property or to conduct investigations, audits or tests.  The Loan Parties acknowledge that in no event will any site visit, observation, investigation, audit or testing by Collateral Agent impose any liability on Collateral Agent and in and of itself (i) be a representation that Hazardous Materials are or are not present at, in, on, under or from the Real Property, or that there has been or will be compliance of any kind with any Environmental Law, or (ii) otherwise make any Agent or any Lender an owner or operator of any of the Real Property so as to impact any lender liability protections available under Environmental Laws.

Section 6.10.           Subsidiaries.  In the event that any Person becomes a Domestic Subsidiary of the Company, the Company shall (a) concurrently with such Person becoming a Domestic Subsidiary cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to each Agent a Counterpart Agreement and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 4.1(c) and (g). In the event that any Person becomes a Foreign Subsidiary of the Company, and the ownership interests of such Foreign Subsidiary are owned by the Company or by any Domestic Subsidiary thereof, the Company shall, or shall cause such Domestic Subsidiary, to deliver all such documents, instruments, agreements and certificates as are similar to those described in Section 4.1(c) and take all of the actions referred to in Section 4.2(g) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of the Secured Parties, under the Pledge and Security Agreement in 65% of such ownership interests.  With respect to each such Domestic Subsidiary, the Company shall promptly send to Collateral Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of the Company, and (ii) all of the data required to be set forth in Schedules 5.1 and 5.2 with respect to all Subsidiaries of the Company; provided such written notice shall be deemed to supplement Schedules 5.1 and 5.2 for all purposes hereof.

Section 6.11.           Additional Material Real Estate Assets.  In the event that any Loan Party acquires or leases a Material Real Estate Asset or a Real Estate Asset owned or leased on the Interim Facility Effective Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Loan Party, contemporaneously with acquiring such Material Real Estate Asset, or promptly after a Real Estate Asset owned or leased on the Interim Facility Effective Date becomes a Material Real Estate Asset, shall execute and deliver, or cause to be executed and delivered, a mortgage in form and substance reasonably acceptable to Collateral Agent to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected first priority security interest in such Material Real Estate Assets, subject only to Permitted Liens.

Section 6.12.           Location of Inventory and Equipment. Concurrently with the delivery of financial statements required by Section 6.1(b), the Company shall deliver to each Lender (a) a list of locations in which any Loan Party maintains Collateral having an aggregate net book value in excess of $500,000 (other than locations temporarily occupied by a Loan Party for the purpose of acquiring seismic data, and excluding Collateral in-transit), and (b) a list of locations in which the Loan Parties are acquiring seismic data (or expect to acquire seismic data for more than 30 days during the next six months), in each case, reasonably identifying the assets maintained (or to be maintained) in each such location.

Section 6.13.           Further Assurances.  At any time or from time to time upon the request of any Agent, each Loan Party will, at its expense, subject to the terms of the Bankruptcy Court Orders, promptly execute, acknowledge and deliver such further documents and do such other acts and things as such Agent may reasonably request in order to effect fully the purposes of the Loan Documents, including providing Lenders with any information reasonably requested pursuant to Section 11.21.  In furtherance and not in limitation of the foregoing, each Loan Party shall take, subject to the terms of the Bankruptcy Court Orders, such actions as any Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of the Company and its Domestic Subsidiaries (subject to limitations contained in the Loan Documents with respect to Foreign Subsidiaries).  The assurances contemplated by this Section 6.13 shall be given under applicable non-bankruptcy law (to the extent not inconsistent with the Bankruptcy Code and the Bankruptcy Court Orders) as well as the Bankruptcy Code, it being the intention of the parties that any Agent may request assurances under applicable non-bankruptcy law, and such request shall be complied with (if otherwise made in good faith by such Agent) whether or not any of the Bankruptcy Court Orders are in force and whether or not dismissal of the Chapter 11 Cases or any other action by the Bankruptcy Court is imminent, likely or threatened.

Section 6.14.           Cash Management Systems
.  Unless otherwise consented to by Required Lenders, the Company and its Subsidiaries shall establish and maintain cash management systems reasonably acceptable to the Required Lenders, including, without limitation, with respect to blocked account arrangements (it being understood that the systems existing on the Interim Facility Effective Date shall be deemed acceptable for purposes of this Section until such time as Required Lenders advise the Company otherwise).

ARTICLE VII

NEGATIVE COVENANTS

Each Loan Party covenants and agrees that, so long as any Commitment is in effect and until indefeasible payment in full of all Obligations (other than contingent indemnity obligations as to which no claim has been made), such Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article VII.

Section 7.1.             Indebtedness.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except Permitted Indebtedness.

Section 7.2.             Liens.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien authorized by any Loan Party or any Subsidiary of any Loan Party with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except Permitted Liens.

Section 7.3.             [Intentionally Omitted].

Section 7.4.             No Further Negative Pledges.  Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to any sale or disposition permitted under Section 7.9, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (c) any restrictions in agreements entered into in the ordinary course of business in accordance with customary industry practice and (d) agreements in existence on the date hereof and listed on Schedule 7.4 hereto, no Loan Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

Section 7.5.             Restricted Junior Payments.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment; provided that, so long as no Default or Event of Default shall exist or be continuing, each Subsidiary may make (directly or indirectly) Restricted Junior Payments to the Company and any Subsidiaries of the Company that are Guarantors.

Section 7.6.             Restrictions on Subsidiary Distributions.  Except as provided herein or to the extent resulting from the Chapter 11 Cases or related to the entry and the terms of the Bankruptcy Court Orders, no Loan Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Company to (a) pay dividends or make any other distributions on any of such Subsidiary's Capital Stock owned by the Company or any other Subsidiary of the Company, (b) repay or prepay any Indebtedness owed by such Subsidiary to the Company or any other Subsidiary of the Company, (c) make loans or advances to the Company or any other Subsidiary of the Company, or (d) transfer any of its property or assets to the Company or any other Subsidiary of the Company other than restrictions (i) in agreements evidencing Indebtedness permitted by clause (h) of the definition of Permitted Indebtedness that impose restrictions on the property so acquired or subject of such Indebtedness, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, (iv) in agreements entered into in the ordinary course of business in accordance with customary industry practice, (v) on net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business in accordance with customary industry practice or (vi) in agreements in existence on the date hereof and listed on Schedule 7.6 hereto.  No Loan Party shall, nor shall it permit its Subsidiaries to, enter into any Contractual Obligations which would prohibit a Domestic Subsidiary of the Company from being a Loan Party.

Section 7.7.             Investments.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture and any Foreign Subsidiary, except Permitted Investments.  Notwithstanding the foregoing, in no event shall any Loan Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of both Section 7.5 and the Budget (subject to Permitted Deviations).

Section 7.8.             [Intentionally Omitted].

Section 7.9.             Fundamental Changes; Disposition of Assets; Acquisitions.  Except to the extent resulting from the Chapter 11 Cases or related to the entry and the terms of the Bankruptcy Court Orders, no Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a)            any Subsidiary of the Company may be merged with or into the Company or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Company or any Guarantor Subsidiary; provided, in the case of such a merger, the Company or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person;

(b)            sales or other dispositions of assets that do not constitute Asset Sales;

(c)            Asset Sales (including disposals of obsolete or worn out property), the proceeds of which, when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $5,000,000, or which are permitted in writing by the Required Lenders; provided (A) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof, (B) no less than 100% thereof shall be paid in Cash, and (C) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.13(a);

(d)            Permitted Investments;

(e)            any Foreign Subsidiary of the Company may be merged with or into any other Foreign Subsidiary of the Company;

(f)            any Foreign Subsidiary of the Company may convey, sell, lease or sub lease, exchange, transfer or otherwise dispose of any of its assets or property to any other Foreign Subsidiary; and

(g)            to the extent required to effect any acquisition permitted under Section 7.7, the Company or any Subsidiary of the Company may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be the Company or a Subsidiary of the Company and (ii) in the case of any such merger to which the Company or any other Loan Party is a party, the Company (or in the case of any merger to which the Company is not a party, such other Loan Party) is the surviving Person.

Notwithstanding anything to the contrary contained above, no Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Loan Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

Section 7.10.                      [Intentionally Omitted].

Section 7.11.                      Sales and Lease Backs.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Company or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than the Company or any of its Subsidiaries) in connection with such lease.

Section 7.12.                      Transactions with Shareholders and Affiliates.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 10% or more of any class of Capital Stock of the Company or any of its Subsidiaries or with any Affiliate of the Company or of any such holder; provided, however, that the Loan Parties and their Subsidiaries may enter into or permit to exist any such transaction, subject to the approval of the Bankruptcy Court, if Required Lenders have consented thereto in writing prior to the consummation thereof and the terms of such transaction are not less favorable to the Company or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; further, provided that the foregoing restrictions shall not apply to any of the following:

(a)            any transaction among the Loan Parties;

(b)            reimbursement of reasonable and customary out-of-pocket expenses and payment of reasonable and customary fees to members of the Board of Directors (or similar governing body) of the Company and its Subsidiaries;

(c)            compensation arrangements for officers and other employees of the Company and its Subsidiaries entered into in the ordinary course of business;

(d)            any transaction solely between Foreign Subsidiaries.

the Company shall disclose in writing each transaction with any holder of 10% or more of any class of Capital Stock of the Company or any of its Subsidiaries or with any Affiliate of the Company or of any such holder to Collateral Agent.

Section 7.13.                      Conduct of Business.  From and after the Interim Facility Effective Date, no Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (a) the businesses engaged in by such Person on the Interim Facility Effective Date or any business incidental thereto, and (b) such other lines of business as may be consented to by Required Lenders.

Section 7.14.                      [Intentionally Omitted].

Section 7.15.                      Changes to Agreements and Organizational Documents.  No Loan Party shall (i) amend or permit any amendments to the Organizational Documents of any Loan Party or any Subsidiary of any Loan Party or (ii) amend or permit any amendments to, or terminate or waive any provision of, any Material Contract or any Indebtedness of any Loan Party or any Subsidiary of any Loan Party if such amendment, termination or waiver would reasonably be expected to be adverse to the Loan Parties, the Agents or the Lenders (except, in each case, with the prior written consent of the Required Lenders) in any material respect.

Section 7.16.                      Fiscal Year.  No Loan Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year end from December 31.

Section 7.17.                      Deposit Accounts and Securities Accounts.  No Loan Party shall (a) establish or maintain a Deposit Account or a Securities Account in the United States that is not subject to a Control Agreement following the date on which Control Agreements are required to be delivered hereunder, (b) permit the aggregate amount of Cash and Cash Equivalents of any Loan Party or any Subsidiary of any Loan Party maintained outside the United States to exceed $1,500,000 (excluding amounts maintained in Brazil or Colombia) at any time, (c) fail to repatriate to Deposit Accounts of the Loan Parties located in the United States subject to a Control Agreement all cash (net of any taxes payable as a result of such repatriation) maintained in the accounts of any Loan Party or any Subsidiary of any Loan Party maintained in Colombia in excess of the sum of $1,000,000 and the amounts due with respect to payroll and accounts payable within the following two weeks and payable in Colombia, (d) fail to repatriate to Deposit Accounts of the Loan Parties located in the United States subject to a Control Agreement all cash (net of any taxes payable as a result of such repatriation) maintained in the accounts of any Loan Party or any Subsidiary of any Loan Party maintained in Brazil in excess of $10,000,000, provided that the Loan parties shall use commercially reasonable efforts to immediately repatriate such cash in a manner that will not result in adverse tax consequences, and (e) fail to deposit the proceeds of all accounts receivable of any Loan Party into a Deposit Account in the United States that is subject to a Control Agreement, within one Business Day following receipt by any Loan Party (except as otherwise agreed in writing by the Required Lenders).

Section 7.18.                      Prepayments of Certain Indebtedness.  No Loan Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (a) the Obligations, (b) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 7.9 and (c) any refinancing of Indebtedness permitted pursuant to clauses (g), (i) or (j) of the definition of Permitted Indebtedness.

Section 7.19.                      Anti-Terrorism Laws.  None of the Loan Parties, nor any of their Subsidiaries or agents shall:

(i)           conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person,

(ii)           deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the OFAC Sanctions Programs or

(iii)           engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the OFAC Sanctions Programs, the USA PATRIOT Act or any other Anti-Terrorism Law.

The Company shall deliver to the Lenders any certification or other evidence reasonably requested from time to time by any Lender, confirming the Company's compliance with this Section 7.19.

Section 7.20.                      Assets of Non-Loan Parties.  The Loan Parties shall not permit the aggregate net book value of assets (other than (i) cash and cash equivalents, (ii) any prepaid expenses or similar amounts required to be capitalized in accordance with GAAP and (iii) any accounts receivable, net of any provisions for bad debt expense, that are invoiced in the ordinary course of business and in a manner consistent with industry practices and not outstanding for more than 60 days from the applicable invoice due date) of all Subsidiaries that are not Loan Parties to exceed, in the aggregate, $10,000,000; provided that not more than $6,000,000 of such assets may be maintained in the Company’s Brazilian Subsidiary.

Section 7.21.                      Bankruptcy Court Orders; Administrative Priority; Lien Priority; Payment of Claims.  No Loan Party shall, or shall permit any of its Subsidiaries to:

(i)           at any time, seek or consent to any reversal, modification, amendment, stay or vacation of any of the Bankruptcy Court Orders, except for modifications and amendments agreed to by the Agents and the Required Lenders;

(ii)           at any time, suffer to exist a priority for any administrative expense or unsecured claim against any of the Loan Parties (now existing or hereafter arising of any kind or nature whatsoever, including without limitation any administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 503(b), 506(c), 507(a), 507(b), 546(c), 552(b), 726, 1113 and 1114 of the Bankruptcy Code equal or superior to the priority of the Agents and the Lenders in respect of the Obligations, except as provided in Section 3.2 and for the Carve-Out Expenses in accordance with the Bankruptcy Court Orders;

(iii)           at any time, suffer to exist any Lien on the Collateral having a priority equal or superior to the Lien in favor of Collateral Agent for the benefit of the Agents and the Lenders in respect of the Collateral, except for Permitted Priority Liens; and

(iv)           prior to the date on which the Obligations have been indefeasibly paid in full in cash, the Loan Parties shall not pay any administrative expense claims except (i) Obligations due and payable hereunder and (ii) other administrative expense and professional claims incurred in the ordinary course of the business of the Loan Parties or their respective Chapter 11 Cases.

Section 7.22.                      Payments.  No Loan Party shall, or shall permit any of its Subsidiaries to make any payment of principal or interest or otherwise on account of any Indebtedness or trade payable incurred prior to the Filing Date other than in accordance with the Budget, it being understood that the Budget provides that the following payments may be made: (i) to the holders of, or in respect of, wage, salary, commission, employee benefit and other employee compensation obligations (including expense reimbursements) which arose prior to the Filing Date; (ii) to landlords in connection with the assumption of unexpired leases under Section 365 of the Bankruptcy Code in an aggregate amount not to exceed $100,000; (iii) to lessors and non-debtor parties to executory contracts in connection with the assumption of such Leases and contracts under Section 365 of the Bankruptcy Code in an aggregate amount not to exceed $12,500,000; (iv) in respect of workers' compensation benefits and liability and property insurance policies of the Loan Parties in an aggregate amount not to exceed $100,000; (v) in respect of payroll taxes, sales and use taxes, garnishment payments or other trust fund disbursements in accordance with past practice of the Loan Parties; (vi) to the holders of Permitted Priority Liens, the proceeds of the assets subject to such Permitted Priority Liens in connection with the sale of such assets (to the extent permitted by the terms of this Agreement), in each case, after prior written notice of such payment has been given by the Loan Parties to the Agents and the Lenders (or their respective counsel) and subject to approval of the Bankruptcy Court, and (vii) to the Existing Agents and the Existing Lenders to the extent provided in the Final Bankruptcy Court Order; and (viii) to professionals retained under Section 327 of the Bankruptcy Code to the extent such payments are consistent with orders of the Bankruptcy Court.

Section 7.23.                      [Intentionally Omitted].

Section 7.24.                      Budget.  Notwithstanding anything to the contrary contained herein, no Loan Party shall, or shall permit any of its Subsidiaries to (a) incur or make any expenditure, investment or other payment in or to any Person, or sell, transfer or otherwise dispose of any asset or properties (including cash and including by way of the making of loans or investments) to any Foreign Subsidiary of the Company or any foreign branch office of any Loan Party or any Subsidiary of any Loan Party, other than, in each case (i) in accordance with the Budget (subject to Permitted Deviations), and (ii) emergency expenditures for health and safety matters in an amount not to exceed $500,000 in the aggregate during the term of this Agreement, and (b) during the Interim Period, make any disbursement of cash to pay taxes due or that may become due in Colombia (whether or not included in the Budget) without the prior written consent of the Required Lenders.

ARTICLE VIII

GUARANTY

Section 8.1.                      Guaranty of the Obligations.  Subject to the provisions of Section 8.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty for the ratable benefit of the Beneficiaries the due and punctual payment in full in Cash of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the "Guaranteed Obligations").

Section 8.2.                      Contribution by Guarantors.  All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor's Aggregate Payments to equal its Fair Share as of such date.  "Fair Share" means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the obligations Guaranteed.  "Fair Share Contribution Amount" means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the "Fair Share Contribution Amount" with respect to any Guarantor for purposes of this Section 8.2, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor.  "Aggregate Payments" means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 8.2), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 8.2.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor.  The allocation among Guarantors of their obligations as set forth in this Section 8.2 shall not be construed in any way to limit the liability of any Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 8.2.

Section 8.3.                      Payment by Guarantors.  Subject to Section 8.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Company's becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 8.4.                      Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than indefeasible payment in full in Cash of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)            this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)            Any Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Company and any Beneficiary with respect to the existence of such Event of Default;

(c)            the obligations of each Guarantor hereunder are independent of the obligations of the Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Company or any of such other guarantors and whether or not the Company is joined in any such action or actions;

(d)            payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor's liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if any Agent is awarded a judgment in any suit brought to enforce any Guarantor's covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor's liability hereunder in respect of the Guaranteed Obligations;

(e)            any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor's liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

(f)            this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than indefeasible payment in full in Cash of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them:  (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the receipt by the Beneficiaries of any property or consideration in respect of the Guarantied Obligations other than Cash, or the application of payments received from any source (other than payments in Cash received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary's consent to the change, reorganization or termination of the corporate structure or existence of the Company or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which the Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 8.5.                      Waivers by Guarantors.  Each Guarantor hereby waives, for the benefit of Beneficiaries:  (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of the Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Company or any other Guarantor from any cause other than indefeasible payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary's errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e)(i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor's obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor's liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Company and notices of any of the matters referred to in Section 8.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 8.6.                      Guarantors' Rights of Subrogation, Contribution, etc.  Until the Guaranteed Obligations (other than contingent obligations for which no claim has been made) shall have been indefeasibly paid in full in Cash and the Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until the Guaranteed Obligations (other than contingent obligations for which no claim has been made) shall have been indefeasibly paid in full and the Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 8.2.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than contingent obligations for which no claim has been made) shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Collateral Agent on behalf of Beneficiaries and shall forthwith be paid over to Collateral Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 8.7.                      Subordination of Other Obligations.  Any Indebtedness of the Company or any Guarantor now or hereafter held by any Guarantor is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by such Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Collateral Agent on behalf of Beneficiaries and shall forthwith be paid over to Collateral Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of such Guarantor under any other provision hereof.

Section 8.8.                      Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations (other than contingent obligations for which no claim has been made) shall have been indefeasibly paid in full and the Commitments shall have terminated.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 8.9.                      Authority of Guarantors or the Company.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 8.10.                      Financial Condition of the Company.  Any Credit Extension may be made to the Company or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of the Company at the time of any such grant or continuation is entered into, as the case may be.  No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor's assessment, of the financial condition of the Company.  Each Guarantor has adequate means to obtain information from the Company on a continuing basis concerning the financial condition of the Company and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Company and of all circumstances bearing upon the risk of non-payment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Company now known or hereafter known by any Beneficiary.

Section 8.11.                      [Intentionally Omitted]

Section 8.12.                      Release of Guarantor.  If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation), or such Guarantor shall otherwise cease to be a Subsidiary of the Company, in each case, in accordance with the terms and conditions of this Agreement, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such event.

Section 8.13.                      Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 8.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.13, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full.  Each Qualified ECP Guarantor intends that this Section 8.13 constitute, and this Section 8.13 shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)II) of the Commodity Exchange Act.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1.                      Events of Default.  If any one or more of the following conditions or events shall occur:

(a)            Failure to Make Payments When Due.  Failure by the Company to pay (i) the principal of and premium, if any, on any Loan whether at stated maturity, by acceleration or otherwise; (ii) when due any installment of principal of any Loan, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (iii) within three (3) Business Days of the date due (A) any interest on any Loan, (B) any fee or (C) any other amount due hereunder; or

(b)            Breach of Certain Covenants.  Failure of any Loan Party to perform or comply with any term or condition contained in (i) Section 2.5, Section 6.1 (other than clauses (g), (h), (i), (j), (k), (l), (m), (o), (p) and (t) thereof), Section 6.2 (with respect to existence of the Loan Parties), Section 6.3, Section 6.5, Section 6.8, Section 6.9 or Article VII; (ii) Section 6.1(g), (h), (i) (j), (k), (l), (m), (o), (p) or (t), Section 6.2 (other than with respect to existence of the Loan Parties), Section 6.6, Section 6.10, Section 6.11 or Section 6.14, and, in the case of this clause (ii), such default is not remedied within five (5) Business Days, or (iii) Section 6.4, Section 6.7, Section 6.12 or Section 6.13, and, in the case of this clause (iii), such default shall not have been remedied or waived within ten (10) Business Days after the earlier of (x) an Authorized Officer of such Loan Party becoming aware of such default, or (y) receipt by the Company of notice from Collateral Agent or any Lender of such default; or

(c)            Breach of Representations, etc.  Any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) as of the date made or deemed made; or

(d)            Other Defaults Under Loan Documents.  Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 9.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an Authorized Officer of such Loan Party becoming aware of such default, or (ii) receipt by the Company of notice from Collateral Agent or any Lender of such default; or

(e)            Involuntary Bankruptcy; Appointment of Receiver, etc.  With respect to any Material Subsidiary of the Company that is not a debtor in the Chapter 11 Cases on the Interim Facility Effective Date, (i) a court of competent jurisdiction shall enter a decree or order for relief in respect of such Subsidiary in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against such Subsidiary under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over such Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of such Subsidiary for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of such Subsidiary, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(f)            Voluntary Bankruptcy; Appointment of Receiver, etc.  With respect to any Material Subsidiary of the Company that is not a debtor in the Chapter 11 Cases on the Interim Facility Effective Date, (i) such Material Subsidiary shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or such Material Subsidiary shall make any assignment for the benefit of creditors; or (ii) such Material Subsidiary shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors (or similar governing body) of such Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 9.1(e); or

(g)            Judgments and Attachments.  Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $1,000,000 or (ii) in the aggregate at any time an amount in excess of $2,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has been notified in writing thereof and not disputed coverage thereof) shall be entered or filed against the Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(h)            Dissolution.  Any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution or split up of such Loan Party and such order shall remain undischarged or unstayed for a period in excess of sixty days; or

(i)            Employee Benefit Plans.  There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $5,000,000 during the term hereof; or

(j)            Change of Control.  A Change of Control shall occur; or

(k)            Guaranties and other Loan Documents.  At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Loan Document ceases to be in full force and effect or shall be declared null and void, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

(l)            Proceedings.  The indictment of any Loan Party or any of its Subsidiaries under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party or any of its Subsidiaries pursuant to which statute or proceedings the penalties or remedies sought include forfeiture to any Governmental Authority of any material portion of the property of the Company or the Company and the other Loan Parties, taken as a whole (excluding any such proceedings where the remedies sought are fines of less than $1,000,000);1 or

(m)            Cessation of Business.  (i) Any Loan Party or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of the business of the Company or the Company and its Subsidiaries, taken as a whole, for more than 15 days; (ii) any other cessation of a substantial part of the business of the Company or any of its Subsidiaries for a period which materially and adversely affects the Company or the Company and its Subsidiaries, taken as a whole; or (iii) any material damage to, or loss, theft or destruction of, any Collateral whether or not insured or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of revenue producing activities of the business of the Company or the Company and its Subsidiaries, taken as a whole, which materially and adversely affects the Company or the Company and its Subsidiaries, taken as a whole; or

(n)            Appointment of Trustee.  An order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court appointing, or any Loan Party shall file an application for an order with respect to any Chapter 11 Case seeking the appointment of, (i) a trustee under Section 1104, or (ii) an examiner or other responsible person or officer with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code; or

_____________

1 To permit carve-out for current SEC investigation.

(o)            Conversion to Chapter 7.  An order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court converting such Chapter 11 Case to a Chapter 7 case; or

(p)            Confirmation of Plan of Reorganization.  An order shall be entered by the Bankruptcy Court confirming a plan of reorganization or liquidation in any of the Chapter 11 Cases which does not (i) contain a provision for termination of the Commitments and payment in full in cash of all Obligations of the Loan Parties hereunder and under the other Loan Documents on or before the effective date of such plan or plans upon entry thereof and (ii) provide for the continuation of the Liens and security interests granted to Collateral Agent for the benefit of the Agents and the Lenders and priorities until such plan effective date; or

(q)            Dismissal of Chapter 11 Cases.  An order shall be entered by the Bankruptcy Court dismissing any of the Chapter 11 Cases which does not contain a provision for termination of the Commitments and payment in full in cash of all Obligations of the Loan Parties hereunder and under the other Loan Documents upon entry thereof; or

(r)            Certain Court Orders.  An order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court without the express prior written consent of the Agents and the Lenders, (i) to revoke, reverse, stay, modify, supplement or amend any of the Bankruptcy Court Orders, (ii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to the Loan Parties equal or superior to the priority of the Agents and the Lenders in respect of the Obligations, except for allowed administrative expenses to the extent set forth in the Bankruptcy Court Orders, or (iii) to grant or permit the grant of a Lien on the Collateral other than a Permitted Lien; or

(s)            Relief From Automatic Stay.  An order shall be entered by the Bankruptcy Court that is not stayed pending appeal granting relief from the automatic stay to any creditor of any Loan Party with respect to any claim in an amount equal to or exceeding $1,000,000 in the aggregate; or

(t)            Impairment of Liens.  (i) Any Loan Party shall attempt to invalidate, reduce or otherwise impair the Liens or security interests of any Agent and/or the Lenders, claims or rights against such Person or to subject any Collateral to assessment pursuant to Section 506(c) of the Bankruptcy Code, (ii) any Lien or security interest created by this Agreement or the Bankruptcy Court Orders shall, for any reason, cease to be valid or (iii) any action is commenced by any Loan Party which contests the validity, perfection or enforceability of any of the Liens and security interests of any Agent and/or the Lenders created by any of the Bankruptcy Court Orders, this Agreement, any Mortgage, any Security Agreement, and Pledge Agreement or any other security agreement; or

(u)            Application for Orders.  An application for (i) any of the orders described in clauses (n) through (t) above shall be made (A) by a Person other than a Loan Party and such application is not contested by the Loan Parties in good faith or (B) by a Loan Party, (ii) an order for the use of cash collateral without the prior written consent of the Required Lenders is made, or (iii) an order for the use of Collateral (or the obtaining of financing or loans, secured by liens that are senior, pari passu, or junior to Collateral Agent’s Liens on Collateral) without the prior written consent of the Required Lenders is made; or

(v)            Suspension of Operations; Sale of Business.  The determination of any Loan Party, whether by vote of such Person's board of directors or otherwise, to suspend the operation of such Person's business in the ordinary course, liquidate all or substantially all of such Person's assets, or employ an agent or other third party to conduct any sales of all or substantially all of such Person's assets, or the filing of a motion or other application in the Chapter 11 Cases, seeking authority to do any of the foregoing, in each case, other than in connection with a sale, the Net Cash Proceeds of which will repay all the Obligations in full upon the consummation of such sale(s); or

(w)            Failure of Lien.  The Bankruptcy Court Orders or any Security Agreement, any Pledge Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid, perfected and first priority Lien in favor of Collateral Agent for the benefit of the Agents and the Lenders on any Collateral purported to be covered thereby, except to the extent permitted by the terms thereof; or

(x)            Material Adverse Deviation.  A Material Adverse Deviation shall have occurred; or

(y)            [Reserved]; or

(z)            Failure to Provide Information.  The Loan Parties or any of their Subsidiaries shall fail to provide personnel of Opportune with reasonable access to its books, records and reports (and other sources from which data can be obtained), and to cause management and other personnel of the Loan Parties and advisors of the Loan Parties to participate in discussions with Opportune personnel regarding the Loan Parties, their assets and operations, and such other matters as the Opportune personnel may reasonably request;

(aa)            Termination of Material Contract.  Any counterparty to any Material Contract shall terminate such Material Contract, and such termination could reasonably be expected to result in a Material Adverse Effect; or

(bb)            Termination Event. The occurrence of any Termination Event.

THEN, and in every such event, and at any time thereafter during the continuance of such event, at the direction of the Required Lenders, Administrative Agent shall, upon notice to the Company, take any or all of the following actions, in each case, without further order of, or application or motion to, the Bankruptcy Court (except as otherwise expressly provided in the Bankruptcy Court Orders) or any other court, and without interference from any Loan Party or any other party in interest, at the same or different times:  (1) terminate forthwith the Commitments, if any, of each Lender having such Commitments; (2) declare each of the following to be immediately due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party:  (x) the unpaid principal amount of and accrued interest on the Loans, and (y) all other Obligations under the Loan Documents; and (3) subject to the delivery of ten (10) Business Days' notice to the Company, any official committee of unsecured creditors and the U.S. Trustee, set-off any amounts held as cash collateral (including, without limitation, in any cash collateral account held for the benefit of the Agents and the Lenders) and enforce any and all Liens and security interests created pursuant to the Loan Documents and all remedies under applicable law (including, but not limited to, the Bankruptcy Code and the UCC), subject only to satisfaction of any notice requirement set forth in the Interim Bankruptcy Court Order or Final Bankruptcy Court Order, as applicable.

ARTICLE X

AGENTS

Section 10.1.                      Appointment of Agents.

(a)            Each Lender hereby appoints Wilmington to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Wilmington, in such capacity, to act as its agent in accordance with the terms hereof and the other Loan Documents, including, without limitation, to perform, exercise and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document.

(b)            Each Lender hereby appoints Wilmington to act on its behalf as Collateral Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Wilmington, in such capacity, to act as its agent in accordance with the terms hereof and the other Loan Documents, including, without limitation, to perform, exercise and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Documents.

(c)            Each Agent hereby agrees to act upon the express conditions contained herein and the other Loan Documents, as applicable.  The provisions of this Article X are solely for the benefit of Agents and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof.  It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to each Agent is not intended to connote any fiduciary or other implied (or express) covenants, functions, responsibilities, duties, obligations or liabilities arising under agency doctrine of any applicable Requirement of Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.2.                      Powers and Duties.  Each Lender irrevocably authorizes each Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Each Agent shall not be responsible for the negligence or misconduct of any agents, employees or attorneys-in-fact selected by it with reasonable care.  The exculpatory provisions of this Article X shall apply to any such agent, employee and attorney-in-fact and to the Affiliates, successors and assigns and their respective officers, partners, directors, trustees, employees, advisors, controlling persons and agents of either Agent and any such agent, employee or attorney-in-fact.  No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any covenants, functions, responsibilities, duties, obligations or liabilities in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

Section 10.3.                      General Immunity.

(a)            No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Loan Party to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b)            Exculpatory Provisions.  No Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by it or such person under or in connection with any of the Loan Documents except to the extent caused by it or such person’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received written direction in respect thereof from Required Lenders (or such other Lenders as may be required to give such direction under Section 11.5) and, upon receipt of such direction from Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so directed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such direction.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so directed) refraining from acting hereunder or any of the other Loan Documents in accordance with the written direction of Required Lenders (or such other Lenders as may be required to give such direction under Section 11.5).  Except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to any Loan Party that is communicated to or obtained by such Agent or any of its Affiliates in any capacity.  No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.  Each Agent and its directors, officers, employees, or agents shall not be: (i) except for the safe custody of any physical Collateral in its possession, responsible to any other Secured Party for the state or condition of any properties of the Loan Parties or any other obligor hereunder constituting Collateral for the Obligations or any information contained in the books or records of the Loan Parties or (ii) responsible to any other Secured Party for the validity, creation, maintenance, priority or perfection (including, without limitation, the continuation of such perfection) of any Lien securing or purporting to secure the Obligations or for the value or sufficiency of any of the Collateral.

(c)            Notice of Default.  No Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to such Agent for the account of the Lenders, unless such Agent shall have received written notice from a Lender or the Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default."  Each Agent will notify the Lenders of its receipt of any such notice.  Each Agent shall take or not take such action with respect to any such Default or Event of Default as may be directed by the Required Lenders in accordance with Article IX; provided, however, that unless and until such Agent has received any such direction, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 10.4.                      Agents Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term "Lender" shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Company for services in connection herewith and otherwise without having to account for the same to the Lenders.  No Agent shall be subject to any fiduciary or other implied duties regardless of whether a Default has occurred and is continuing.

Section 10.5.                      Lenders' Representations, Warranties and Acknowledgment.

(a)            Each Lender represents and warrants that (i) no Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by such Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by Administrative Agent to any Lender, and (ii) it has made its own independent investigation of the financial condition and affairs of the Company and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Company and its Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.

(b)            Each undersigned Lender (constituting all the Lenders), by delivering its signature page to this Agreement and funding its Loan on the Interim Facility Effective Date, shall be deemed to have (i) directed each Agent to execute and deliver and (ii) acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be executed, delivered, acknowledged, consented to and approved, by any Agent, Required Lenders or Lenders, as applicable on the Interim Facility Effective Date.  The undersigned Lenders hereby acknowledge and agree that (x) the foregoing directed actions constitute a direction from all the Lenders under Section 10.3 and (y) Section 10.6, Section 11.2 and Section 11.3 and the exculpatory provisions of Article X shall apply to any and all actions taken or not taken by each Agent in accordance with such direction.

(c)            Each Lender (i) represents and warrants that as of the Interim Facility Effective Date, except to the extent expressly consented to by Required Lenders, neither such Lender nor its Affiliates or Related Funds owns or controls, or owns or controls any Person owning or controlling, any trade debt or Indebtedness of any Loan Party other than the Obligations or any Capital Stock of any Loan Party and (ii) covenants and agrees that from and after the Interim Facility Effective Date neither such Lender nor its Affiliates and Related Funds shall purchase any trade debt or Indebtedness of any Loan Party other than the Obligations or Capital Stock described in clause (i) above without the prior written consent of Required Lenders.

Section 10.6.                      Right to Indemnity.  TO THE EXTENT THAT ANY LOAN PARTY FAILS TO PAY PROMPTLY ANY AMOUNT REQUIRED TO BE PAID BY SUCH LOAN PARTY TO EACH AGENT, THEIR AFFILIATES, SUCCESSORS AND ASSIGNS AND THEIR RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES, ADVISORS, CONTROLLING PERSONS AND AGENTS OF EACH AGENT (EACH, AN "INDEMNITEE AGENT PARTY") PURSUANT TO SECTION 11.2 OR 11.3 OF THIS AGREEMENT, EACH LENDER SEVERALLY AGREES TO PAY, PROMPTLY ON DEMAND, TO SUCH INDEMNITEE AGENT PARTY, SUCH LENDER’S PRO RATA SHARE (DETERMINED AS OF THE TIME THAT THE APPLICABLE UNREIMBURSED EXPENSE OR INDEMNITY PAYMENT IS SOUGHT) OF SUCH UNPAID AMOUNT.  IF ANY EXPENSE REIMBURSEMENT OR INDEMNITY FURNISHED TO ANY INDEMNITEE AGENT PARTY FOR ANY PURPOSE SHALL, IN THE OPINION OF SUCH INDEMNITEE AGENT PARTY, BE INSUFFICIENT OR BECOME IMPAIRED, SUCH INDEMNITEE AGENT PARTY MAY CALL FOR ADDITIONAL EXPENSE REIMBURSEMENT OR INDEMNITY FROM THE LENDERS AND CEASE, OR NOT COMMENCE, TO DO ANY ACTS SUBJECT TO SUCH EXPENSE REIMBURSEMENT OR INDEMNITY UNTIL SUCH ADDITIONAL EXPENSE REIMBURSEMENT OR INDEMNITY IS FURNISHED; PROVIDED IN NO EVENT SHALL THIS SENTENCE REQUIRE ANY LENDER TO FURNISH ANY ADDITIONAL EXPENSE REIMBURSEMENT OR INDEMNITY IN EXCESS OF SUCH LENDER'S PRO RATA SHARE (DETERMINED AS OF THE TIME THAT SUCH ADDITIONAL EXPENSE REIMBURSEMENT OR INDEMNITY IS SOUGHT) THEREOF; AND PROVIDED FURTHER THIS SENTENCE SHALL NOT BE DEEMED TO REQUIRE ANY LENDER TO FURNISH ANY ADDITIONAL EXPENSE REIMBURSEMENT OR INDEMNITY TO ANY INDEMNITEE AGENT PARTY WITH RESPECT TO ANY INDEMNIFIED LIABILITIES TO THE EXTENT SUCH INDEMNIFIED LIABILITIES ARISE FROM SUCH INDEMNITEE AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER.

Section 10.7.                      Successor Administrative Agent and Collateral Agent.

(a)            Any Agent may resign at any time by giving thirty days' (or such shorter period as shall be agreed by the Required Lenders) prior written notice thereof to the Lenders, the Company and the other Agent.  Upon receipt of any such notice of resignation, Required Lenders shall have the right to appoint a successor Agent.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders), then the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent or Collateral Agent, as applicable, as provided for above; provided that until a successor Administrative Agent or Collateral Agent, as applicable, is so appointed by the Required Lenders, any collateral security held by the retiring Administrative Agent or Collateral Agent, as applicable, on behalf of the Lenders under any of the Loan Documents shall continue to be held by such retiring Administrative Agent or Collateral Agent, as applicable, as nominee until such time as a successor Administrative Agent or Collateral Agent, as applicable, is appointed.  Upon the acceptance of any appointment as Administrative Agent or Collateral Agent, as applicable, hereunder by a successor Administrative Agent or Collateral Agent, as the case may be, the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents and the successor Administrative Agent or Collateral Agent, as applicable, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall promptly (i) transfer to such successor Administrative Agent or Collateral Agent, as applicable, all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent or Collateral Agent, as applicable, under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent or Collateral Agent, as applicable, such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent or Collateral Agent, as applicable, of the security interests created under the Collateral Documents, whereupon such retiring Agent shall be discharged from its duties and obligations hereunder.  After any retiring Agent's resignation hereunder as Administrative Agent or Collateral Agent, as applicable, the provisions of this Article X shall inure to its benefit and to the benefit of its officers, directors, employees, agents, attorneys-in-fact and Affiliates as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as applicable, hereunder.

(b)            Notwithstanding anything herein to the contrary, any Agent may assign their rights and duties as Administrative Agent or Collateral Agent, as applicable, hereunder to an Affiliate of Wilmington without the prior written consent of, or prior written notice to, the Company or the Lenders; provided that the Company and the Lenders may deem and treat such assigning Agent as Administrative Agent or Collateral Agent, as applicable, for all purposes hereof, unless and until such assigning Agent provides written notice to the Company and the Lenders of such assignment.  Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent or Collateral Agent, as applicable, hereunder and under the other Loan Documents.

(c)            Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory, indemnification and other provisions of Section 10.3, Section 10.6 and of this Section 10.7 shall apply to any of the Affiliates of each Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as applicable.  All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 10.3, Section 10.6 and of this Section 10.7 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by any Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent or Collateral Agent, as applicable, and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 10.8.                      Collateral Documents and Guaranty.

(a)            Agent under Collateral Documents and Guaranty.  Each Lender hereby further authorizes Collateral Agent, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents.  Subject to Section 11.5, without further written consent or authorization from Lenders, Collateral Agent is authorized to, and at the request of the Company shall, execute any documents or instruments necessary or desirable to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 11.5) have otherwise consented, pursuant to the previous sentence, or (ii) release any Guarantor from the Guaranty pursuant to Section 8.12 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 11.5) have otherwise consented.

(b)            Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Loan Documents to the contrary notwithstanding, the Company, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) neither Administrative Agent nor any Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Collateral Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale or any sale of the Collateral in a case under the Bankruptcy Code, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, at the direction of the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

Section 10.9.                      Agency for Perfection.  Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfection the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party.  Should Administrative Agent or any Lender obtain possession or control of any such Collateral, Administrative Agent or such Lender shall notify Collateral Agent thereof, and, promptly upon Collateral Agent's request therefore shall deliver such Collateral to Collateral Agent or in accordance with Collateral Agent's instructions.  In addition, Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents.  Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 10.10.                                [Intentionally Omitted]

Section 10.11.                                Reports and Other Information; Confidentiality; Disclaimers.  By becoming a party to this Agreement, each Lender:

(a)            is deemed to have requested that the applicable Agent furnish such Lender or the other Agent, promptly after it becomes available, a copy of each field audit or examination report with respect to the Company or its Subsidiaries (each a "Report" and collectively, "Reports") prepared by or at the request of an Agent in accordance with the Loan Documents, and such Agent shall so furnish each Lender and Agent with such Report,

(b)            expressly agrees and acknowledges that no Agent (i) makes any representation or warranty as to the accuracy of any Report, and (ii) shall be liable for any information contained in any Report,

(c)            expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination will inspect only specific information regarding the Company and its Subsidiaries and will rely significantly upon the Company's and its Subsidiaries' books and records, as well as on representations of such Person's personnel,

(d)            agrees to keep all Reports and other material, non-public information regarding the Company and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 11.17, and

(e)            without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold the applicable Agent and any other Lender or Agent preparing a Report harmless from any action the indemnifying Lender or Agent may take or fail to take or any conclusion the indemnifying Lender or Agent may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender or Agent has made or may make to the Company, or the indemnifying Lender's or Agent's participation in, or the indemnifying Lender's or Agent's purchase of, a loan or loans of the Company, and (ii) to pay and protect, and indemnify, defend and hold the applicable Agent, and any such other Lender or Agent preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys' fees and costs) incurred by the applicable Agent and any such other Lender or Agent preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender or Agent.

In addition to the foregoing:  (w) any Lender or other Agent may from time to time request of an Agent in writing that such Agent provide to such Lender or other Agent a copy of any report or document provided by the Company or its Subsidiaries to such Agent that has not been contemporaneously provided by the Company or such Subsidiary to such Lender or other Agent, and, upon receipt of such request, such Agent promptly shall provide a copy of same to such Lender, (x) to the extent that such Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from the Company or its Subsidiaries, any Lender or other Agent may, from time to time, reasonably request such Agent to exercise such right as specified in such Lender's or other Agent's notice to such Agent, whereupon such Agent promptly shall request of the Company the additional reports or information reasonably specified by such Lender or other Agent, and, upon receipt thereof from the Company or such Subsidiary, such Agent promptly shall provide a copy of same to such Lender or other Agent, (y) any time that Administrative Agent renders to the Company a statement regarding the Loan Account, Administrative Agent shall send a copy of such statement to each Lender, and (z) each Agent shall distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent's inadvertent failure to distribute any such notices or agreements to the Lenders.

ARTICLE XI

MISCELLANEOUS
Section 11.1.                      Notices.

(a)            Notices Generally.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Loan Party, Collateral Agent, Administrative Agent, shall be sent to such Person's address as set forth on Appendix C or in the other relevant Loan Document, or, in each case, as otherwise indicated to each of the other parties hereto in writing, and in the case of any Lender, the address as indicated on Appendix C, or as otherwise indicated to Administrative Agent in writing.  Each notice hereunder shall be in writing and may be personally served, telexed or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent.

(b)            Electronic Communications.

(i)           Each Agent and the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agents, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Agents that it is incapable of receiving notices under such Article by electronic communication.

(ii)           Unless Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

Nothing in this Agreement or in any other Loan Document shall be construed to limit or affect the obligation of the Loan Parties or any other Person to serve upon the Agents and the Lenders in the manner prescribed by the Bankruptcy Code any pleading or notice required to be given to the Agents and the Lenders pursuant to the Bankruptcy Code.

Section 11.2.                      Expenses.  Whether or not the transactions contemplated hereby shall be consummated, the Company agrees to pay promptly (a) all of each Agent's and the Lender Group’s actual and reasonable costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (b) all the reasonable fees, expenses and disbursements of counsel to Agents and the Lender Group in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Company; (c) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and transfer, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or the Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (d) all of each Agent's and the Lender Group’s actual costs and reasonable fees, expenses for, and disbursements of any of such Agent's and Lender Group’s auditors, financial advisors, accountants, consultants or appraisers in each case whether internal or external, and all reasonable attorneys' fees (including allocated costs of internal counsel and expenses and disbursements of outside counsel) incurred by each Agent and the Lender Group, in each case in any capacity, with respect to any and all matters relating to the Chapter 11 Cases, provided that the Lender Group shall only be entitled to payment of costs, fees and expenses of one outside primary counsel and any special counsel retained; (e) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent or Lenders and its counsel) in connection with the custody or preservation of any of the Collateral; (f) all the actual costs and reasonable expenses of Agents and Lenders in connection with the attendance at any meetings in connection with this Agreement and the other Loan Documents (including the meetings referred to in Section 6.7); (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work out" or pursuant to any insolvency or bankruptcy cases or proceedings.    Other than as specifically noted in this Section 11.2, this Section 11.2 shall not apply to Taxes.

Section 11.3.                      Indemnity.

(a)            IN ADDITION TO THE PAYMENT OF EXPENSES PURSUANT TO SECTION 11.2, WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSUMMATED, EACH LOAN PARTY AGREES TO DEFEND (SUBJECT TO INDEMNITEES' SELECTION OF COUNSEL), INDEMNIFY, PAY AND HOLD HARMLESS, EACH AGENT AND LENDER, THEIR AFFILIATES, SUCCESSORS AND ASSIGNS AND THEIR RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES, ADVISORS, CONTROLLING PERSONS AND AGENTS OF EACH AGENT AND EACH LENDER (EACH, AN "INDEMNITEE"), FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; PROVIDED NO LOAN PARTY SHALL HAVE ANY OBLIGATION TO ANY INDEMNITEE HEREUNDER WITH RESPECT TO ANY INDEMNIFIED LIABILITIES TO THE EXTENT SUCH INDEMNIFIED LIABILITIES ARISE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER, OF THAT INDEMNITEE.  TO THE EXTENT THAT THE UNDERTAKINGS TO DEFEND, INDEMNIFY, PAY AND HOLD HARMLESS SET FORTH IN THIS SECTION 11.3 MAY BE UNENFORCEABLE IN WHOLE OR IN PART BECAUSE THEY ARE VIOLATIVE OF ANY LAW OR PUBLIC POLICY, THE APPLICABLE LOAN PARTY SHALL CONTRIBUTE THE MAXIMUM PORTION THAT IT IS PERMITTED TO PAY AND SATISFY UNDER APPLICABLE LAW TO THE PAYMENT AND SATISFACTION OF ALL INDEMNIFIED LIABILITIES INCURRED BY INDEMNITEES OR ANY OF THEM.

(b)            To the extent permitted by applicable law, each party hereto agrees not to assert, and each party hereto hereby waives, any claim against any other party hereto, and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.4.                      Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and their respective Affiliates is hereby authorized by each Loan Party at any time or from time to time subject to the consent of Collateral Agent and the Lenders (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than Collateral Agent and the Lenders), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Loan Party (in whatever currency) against and on account of the obligations and liabilities of any Loan Party to such Lender hereunder, the participations under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto, or with any other Loan Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.

Section 11.5.                      Amendments and Waivers.

(a)            Required Lenders' Consent.  Subject to Sections 11.5(b) and 11.5(c), no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Required Lenders.

(b)            Affected Lenders' Consent.  Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)           extend the scheduled final maturity of any Loan or Note;

(ii)           waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)           modify, waive, release or subordinate the superpriority claim status of the Obligations (except as permitted in this Agreement and the Loan Documents;

(iv)           reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.9) or any fee payable hereunder;

(v)           extend the time for payment of any such interest or fees;

(vi)           reduce the principal amount of any Loan;

(vii)           amend, modify, terminate or waive any provision of this Section 11.5(b) or Section 11.5(c);

(viii)           amend the definition of "Required Lenders" or "Pro Rata Share"; provided, with the consent of the Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of "Required Lenders" or "Pro Rata Share" on substantially the same basis as the Commitments and the Loans are included on the Interim Facility Effective Date;

(ix)           [intentionally omitted;]

(x)           release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Loan Documents;

(xi)           subordinate any of the Obligations or any Lien created by this Agreement or any other Loan Document;

(xii)           consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document; or

(xiii)           permit the repayment of any portion of the Loans other than in cash.

(c)            Other Consents.  Without limiting the requirement that any amendment, modification, termination or waiver of any provision of the Loan Documents (including ones described in this clause (c)) shall require compliance with Section 11.5(a) or Section 11.5(b), no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:

(i)           increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender; or

(ii)           amend, modify, terminate or waive any provision of Article X as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d)            [Intentionally Omitted]

(e)            Execution of Amendments, etc.  The Agents may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.

Section 11.6.                      Successors and Assigns; Participations.

(a)            Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (including, except for the right to request Loans, any trustee succeeding to the rights of the Loan Parties pursuant to Chapter 11 of the Bankruptcy Code or pursuant to any conversion to a case under Chapter 7 of the Bankruptcy Code).  No Loan Party's rights or obligations hereunder nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Lenders.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 10.6, Indemnitees under Section 11.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Register.  The Company, Agents and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to Administrative Agent and recorded in the Register as provided in Section 11.6(e).  Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c)            Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

(i)           to any Person meeting the criteria of clause (a) of the definition of the term of "Eligible Assignee" upon the giving of notice to the Company, Administrative Agent and the Lenders; and

(ii)           to any Person otherwise constituting an Eligible Assignee with the consent of Administrative Agent; provided further that each such assignment pursuant to this Section 11.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Administrative Agent or as shall constitute the aggregate amount of the Loans or Commitments of the assigning Lender) with respect to the assignment of Loans.

(d)            Mechanics.  The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500 and such forms or certificates with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.19(d).

(e)            Notice of Assignment.  Upon its receipt of a duly executed and completed Assignment Agreement, any forms or certificates required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Company and shall maintain a copy of such Assignment Agreement.

(f)            Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Interim Facility Effective Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 11.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) such Lender does not own or control, or own or control any Person owning or controlling, any trade debt or Indebtedness of any Loan Party other than the Obligations or any Capital Stock of any Loan Party.

(g)            Effect of Assignment.  Subject to the terms and conditions of this Section 11.6, as of the later (i) of the "Effective Date" specified in the applicable Assignment Agreement or (ii) the date such assignment is recorded in the Register:  (A) the assignee thereunder shall have the rights and obligations of a "Lender" hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a "Lender" for all purposes hereof; (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 11.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities and expense reimbursements hereunder as specified herein, including pursuant to Sections 11.2 and 11.3, with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (C) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (D) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon the Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(h)            Participations.

(i)           Each Lender shall have the right at any time to sell one or more participations to any Person (other than the Company, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation.  The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such participant is participating.  The Company agrees that each participant shall be entitled to the benefits of Sections  2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.6(c); provided a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.19 unless, at the time such participant is claiming such benefits, the Company is notified of the participation sold to such participant and such participant agrees, for the benefit of the Company, to comply with Section 2.19 as though it were a Lender.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender.

(ii)           In the event that any Lender sells participations in its Commitments, Loans or in any other Obligation hereunder, such Lender shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name of all participants in the Commitments, Loans or Obligations held by it and the principal amount (and stated interest thereon) of the portion of such Commitments, Loans or Obligations which are the subject of the participation (the "Participant Register").  A Commitment, Loan or Obligation hereunder may be participated in whole or in part only by registration of such participation on the Participant Register (and each Note shall expressly so provide).  The Participant Register shall be available for inspection by the Company at any reasonable time and from time to time upon reasonable prior notice.

(i)            Certain Other Assignments.  In addition to any other assignment permitted pursuant to this Section 11.6, any Lender or Agent may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender or Agent or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit or financial arrangement to or for the account of such Lender or Agent or any of its Affiliates and any agent, trustee or representative of such Person (without the consent of, or notice to, or any other action by, any other party hereto), including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided no Lender or Agent, as between the Company and such Lender or Agent, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided further in no event shall such Person, agent, trustee or representative of such Person or the applicable Federal Reserve Bank be considered to be a "Lender" or "Agent" or be entitled to require the assigning Lender or Agent to take or omit to take any action hereunder.

Section 11.7.                      Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 11.8.                      Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 2.18, 2.19, 11.2, 11.3, 11.4, and 11.10 and the agreements of Lenders set forth in Sections 2.16, 10.3 and 10.6 shall survive and remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of Administrative Agent, Collateral Agent or any Lender.

Section 11.9.                      No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 11.10.                                Marshalling; Payments Set Aside
.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Loan Party makes a payment or payments to Agents or Lenders (or to any Agent, on behalf of Lenders), or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 11.11.                                Severability.  In case any provision in or obligation hereunder or any Note or other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 11.12.                                Obligations Several; Independent Nature of Lenders' Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 10.8, each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Loan Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 11.13.                                Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 11.14.                                APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF, EXCEPT AS GOVERNED BY THE BANKRUPTCY CODE.

Section 11.15.                                CONSENT TO JURISDICTION.  (a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY LOAN PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN THE BANKRUPTCY COURT.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE JURISDICTION AND VENUE OF THE BANKRUPTCY COURT; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE LOAN PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 11.1 ABOVE AND TO ANY PROCESS AGENT SELECTED IN ACCORDANCE WITH SECTION 3.1(y) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE LOAN PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (iv) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(b)           EACH LOAN PARTY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 11.1 OR CT CORPORATION SYSTEMS, LOCATED AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, AND HEREBY APPOINTS CT CORPORATION SYSTEMS AS ITS AGENT TO RECEIVE SUCH SERVICE OF PROCESS.  ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY LOAN PARTY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE.  IN THE EVENT CT CORPORATION SYSTEMS  SHALL NOT BE ABLE TO ACCEPT SERVICE OF PROCESS AS AFORESAID AND IF ANY LOAN PARTY SHALL NOT MAINTAIN AN OFFICE IN NEW YORK CITY, SUCH LOAN PARTY SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION 11.15 ABOVE, AND ACCEPTABLE TO THE REQUIRED LENDERS, AS EACH LOAN PARTY'S AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON EACH LOAN PARTY'S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING

Section 11.16.                                WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 11.17.                                Confidentiality.  Each Agent and Lender shall hold all non-public information regarding the Company and its Subsidiaries and their businesses identified as such by the Company and obtained by such Lender from the Company or its Subsidiaries pursuant to the requirements hereof in accordance with such Agent's or Lender's customary procedures for handling confidential information of such nature, it being understood and agreed by each Loan Party that, in any event, any Agent or Lender may make (i) disclosures of such information to Affiliates of such Agent or Lender and to their agents, advisors, directors and shareholders (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 11.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by any such Lender of any Loans or any participations therein, (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from any of the Agents or any Lender, (iv) disclosure to any Lender's financing sources, provided that prior to any disclosure, such financing source is informed of the confidential nature of the information, (v) disclosures of such information to any investors and partners of any Lender, provided that prior to any disclosure, such investor or partner is informed of the confidential nature of the information, and (vi) disclosure required or requested in connection with any public filings, whether pursuant to any securities laws or regulations or rules promulgated therefor (including the Investment the Company Act of 1940 or otherwise) or representative thereof or by the National Association of Insurance Commissioners (and any successor thereto) or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Agent and Lender shall make reasonable efforts to notify the Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.  Notwithstanding the foregoing, on or after the Interim Facility Effective Date, any Agent may, at its own expense issue news releases and publish "tombstone" advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Loan Parties) (collectively, "Trade Announcements").  No Loan Party shall issue any Trade Announcement except (A) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (B) with the prior approval of Collateral Agent, and, in instances where such Trade Announcement would identify Administrative Agent by name, Administrative Agent.

Section 11.18.                                Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and the Company to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender's option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Company.  In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 11.19.                                Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

Section 11.20.                                Effectiveness.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Company and each Agent of written or telephonic notification of such execution and authorization of delivery thereof.

Section 11.21.                                PATRIOT Act Notice.  Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of the Loan Parties and other information that will allow such Lender or Agent, as applicable, to identify the Loan Parties in accordance with the PATRIOT Act.

Section 11.22.                                Covenants to Existing Lenders and Existing Agents.  Notwithstanding anything to the contrary contained herein, (1) it shall be a condition precedent to the making of any Loans hereunder on or after the Final Facility Effective Date that the Final Bankruptcy Court Order be in form and substance reasonably satisfactory to the Existing Lenders and the Existing Agents with regard to any and all items concerning the claim of the Existing Lenders and the Existing Agents in the Chapter 11 Cases and the repayment thereof with the proceeds of this Facility (such an order, an “Acceptable DIP Financing Order,” it being understood and agreed that the form of order attached to the motion seeking approval of this facility filed on April 13, 2014 is an “Acceptable DIP Financing Order”); (2) without the express prior written consent of the Existing Lenders and the Existing Agents, the Debtors and the Lenders shall not, and the Lenders hereby direct the Agents not to, in any way prime or seek to prime (or otherwise subordinate or seek to be subordinated) the Prepetition Liens (as defined in the Acceptable DIP Financing Order) of the Existing Agents or Existing Lenders by offering (or supporting or encouraging any Person in offering) a superior or pari passu lien or claim pursuant to section 364(d) of the Bankruptcy Code or otherwise; (3) the Debtors and the Lenders (acting in any capacity, including as an unsecured creditor) (a) irrevocably waive any right to, and the Lenders hereby direct the Agents not to, directly or indirectly challenge or otherwise contest all or any portion of the Secured Claim, the Compromised Claim or the Prepetition Liens (each as defined in the Acceptable DIP Financing Order) or to otherwise initiate or prosecute any claim, cause of action, adversary proceeding or other litigation against the Existing Agents, the Existing Lenders, the Co-Lead Arrangers (as defined in the Existing Financing Agreement) or any of their respective affiliates or related funds, or their respective former, current or future officers, employees, directors, agents, representatives, owners, members, partners, financial advisors, legal advisors, shareholders, managers, consultants, accountants, attorneys, affiliates, or predecessors in interest in connection with, or arising from the Existing Financing Agreement or the Chapter 11 Cases and (b) shall not, and the Lenders hereby direct the Agents not to, support or encourage any attempt by any Person to (i) challenge or otherwise contest any obligations owing to the Secured Lenders arising under the Existing Financing Agreement and related loan documents, the Secured Claim, the Compromised Claim or the Prepetition Liens, against the Existing Agents or the Existing Lenders, or with respect to the validity of any or all of the Pre-Petition Obligations, and the liens granted to the Existing Agents to secure the Pre-Petition Obligations or (ii) initiate or prosecute any claim, cause of action, adversary proceeding or other litigation against the Existing Agents, the Existing Lenders, the Co-Lead Arrangers (as defined in the Existing Financing Agreement) or any of their respective affiliates or related funds, or their respective former, current or future officers, employees, directors, agents, representatives, owners, members, partners, financial advisors, legal advisors, shareholders, managers, consultants, accountants, attorneys, affiliates, or predecessors in interest in connection with, or arising from the Existing Financing Agreement or the Chapter 11 Cases; (4) the only conditions to the funding of the Loans on the Final Facility Effective Date are those expressly set forth in Sections 4.2 and 4.3 of this Agreement (in each case, as modified by Section 4.4 of this Agreement), and following the satisfaction of such conditions, in accordance with Section 2.1(c) of this Agreement, the Company shall request that the Lenders make, and the Lenders shall make, Loans on the Final Facility Effective Date to repay the obligations under the Existing Financing Agreement in full in an amount equal to the Settlement Amount, and upon the Administrative Agent’s receipt of such amount, the Lenders hereby direct Administrative Agent to credit such amount to an account of the Existing Agents as designated in writing to Administrative Agent by the Existing Agents; and (5) the Debtors and the Lenders will not, and the Lenders hereby direct the Agents not to, amend or otherwise modify (or permit the amendment or other modification), directly or indirectly, of (i) Sections 4.2, 4.3 or 4.4 of this Agreement (or any conditions to funding specified in such Section (or any of the component definitions or sections referenced therein)), in each case, if the effect of such amendment or modification would be to add any additional conditions to the funding of the Loans on the Final Facility Effective Date, or to make any condition to funding the Loans on the Final Facility Effective Date more burdensome, (ii) the use of proceeds specified in Sections 2.5 and 5.35 (but only with regard to those provisions that address the payment of the Settlement Amount) of this Agreement, or (iii) this Section 11.22. The undersigned Lenders hereby acknowledge and agree that (x) the foregoing directed actions constitute a direction from all the Lenders under Section 10.3 and (y) Section 10.6, Section 11.2 and Section 11.3 and the exculpatory provisions of Article X shall apply to any and all actions taken or not taken by each Agent in accordance with such direction.

Notwithstanding anything to the contrary contained in this Agreement, the Existing Lenders and the Existing Agents are express and intended third party beneficiaries of this Section 11.22 and, with respect to the Lenders, this Section 11.22 is immediately effective and binding against the Lenders and may be enforced by the Existing Agents and the Existing Lenders (by specific performance or otherwise), whether or not any of the other parties to this Agreement have executed this Agreement, whether or not the Final Facility Effective Date occurs and whether or not any order of the Bankruptcy Court is entered.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

GLOBAL GEOPHYSICAL SERVICES, INC., as a debtor and debtor-in-possession

By: _______________________________
Name:
Title:

AUTOSEIS DEVELOPMENT COMPANY, as a debtor and debtor-in-possession

By: _______________________________
Name:
Title:

AUTOSEIS, INC., as a debtor and debtor-in-possession

By: _______________________________
Name:
Title:

GGS INTERNATIONAL HOLDINGS, INC., as a debtor and debtor-in-possession

By: _______________________________
Name:
Title:

ACCRETE MONITORING, INC. (formerly known as GLOBAL MICROSEISMIC SERVICES, INC.), as a debtor and debtor-in-possession

By: _______________________________
Name:
Title:

GLOBAL GEOPHYSICAL EAME, INC. (formerly known as GGS LEASE CO., INC., formerly known as PAISANO LEASE CO., INC.), as a debtor and debtor-in-possession

By: _______________________________
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent

By: _______________________________
Name: Jeffery T. Rose
Title: Vice President

[LENDER]
as a Lender

By: _______________________________
Name:
Title:

APPENDIX A

TO FINANCING AGREEMENT

Term A Loan Commitments

Lender	Commitment (Interim Period)	Commitment (Final Period)2	Pro Rata Share (Total)
ASOF II Investments, LLC	$6,620,000.00	$13,870,000.00	23.12%
Candlewood Special Situations Master Fund, Ltd.	$1,457,500.00	$6,153,300.00	10.26%
CWD OC 522 Master Fund, LLC	$1,292,500.00	$5,456,700.00	9.09%
Credit Suisse Loan Funding, LLC	$2,750,000.00	$7,610,000.00	12.68%
PEAK6 Achievement Master Fund Ltd.	$2,420,000.00	$4,810,000.00	8.02%
Third Avenue Focused Credit Fund	$8,810,000.00	$18,140,000.00	30.23%
Wingspan Master Fund	$1,650,000.00	$3,960,000.00	6.60%
Total	$25,000,000.00	$60,000,000.00	100%

________________
2 The amount set forth under the heading "Commitment (Final Period)" is inclusive of (rather than in addition to) the amount set forth under the heading "Commitment (Interim Period)". The percentage set forth under the heading “Pro Rata Share (Total)” is based on each Lender’s total Commitment as set forth under the heading “Commitment (Final Period)”.

APPENDIX A-1

APPENDIX B

TO FINANCING AGREEMENT

Term B Loan Commitments

Lender	Commitment	Pro Rata Share
ASOF II Investments, LLC	$1,295,516.30	1.41%
Candlewood Special Situations Master Fund, Ltd.	$4,033,557.83	4.39%
CWD OC 522 Master Fund, LLC	$3,583,342.94	3.90%
Credit Suisse Loan Funding, LLC	$6,780,787.42	7.38%
PEAK6 Achievement Master Fund Ltd.	$10,281,437.83	11.19%
Third Avenue Focused Credit Fund	$40,703,100.63	44.30%
Wingspan Master Fund	$3,234,196.71	3.52%
Barclays Bank PLC	$6,459,205.36	7.03%
Litespeed Master Fund Ltd.	$15,509,443.31	16.88%
Total	$91,880,588.32	100.00%

APPENDIX B-1

APPENDIX C

TO FINANCING AGREEMENT

Notice Addresses

GLOBAL GEOPHYSICAL SERVICES, INC.
13927 South Gessner Road
Missouri City, TX  77489
Attention:  James Brasher
Facsimile:  713-808-7810

in each case, with a copy to:

Baker Botts L.L.P.
910 Louisiana Street
Houston, TX  77002-4495
Attention:  Joe S. Poff
Facsimile:  (713) 229-7710

WILMINGTON TRUST, NATIONAL ASSOCIATION
as Administrative Agent and Collateral Agent
50 South Sixth Street, Suite 1290
Minneapolis, Minnesota 55402
Attention:  Jeffery T. Rose
Facsimile:  (612) 217-5651

with a copy to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention:  Mark R. Somerstein
Facsimile:  (212) 596-9090